UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

FARO Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FARO TECHNOLOGIES, INC.

250 Technology Park

Lake Mary, Florida 32746

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2015

April 10, 2015

To our shareholders:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of FARO Technologies, Inc. (the “Company” or “FARO”) on May 20, 2015, at 9:00 a.m., Eastern time, at our principal executive offices, located at 250 Technology Park, Lake Mary, Florida 32746. At the meeting, shareholders will vote on the following matters:

1.	the election of two directors, Lynn Brubaker and Simon Raab, Ph.D., to the Board of Directors to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2018;

2.	the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2015;

3.	a non-binding resolution to approve the compensation of our named executive officers; and

4.	any other business that may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.

Holders of record of FARO common stock at the close of business on March 27, 2015 are entitled to vote at the Annual Meeting.

FARO is pleased to be providing access to our proxy materials primarily by taking advantage of the Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their shareholders on the Internet. On or about April 10, 2015, the Company will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of its shareholders, and on or about the same date, the Company will mail a printed copy of the proxy statement and a proxy card to shareholders who have requested to receive them. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials, including the proxy statement, on a website referred to in the Notice and the proxy statement. The Company believes this change allows the Company to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

Your vote is important, and it is important that your shares be represented at the Annual Meeting, no matter how many shares you own. Please promptly submit your proxy or voting instructions on the Internet or by telephone by following the instructions on the Notice and in the proxy statement so that your shares can be voted, regardless of whether you expect to attend the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or you may submit your proxy by marking, dating, signing and mailing the proxy card or voting instruction card using the postage paid envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person if you would like to do so.

Thank you for your continued support.

By Order of the Board of Directors

JODY S. GALE
Senior Vice President, General Counsel and Secretary

2015 Proxy Statement Summary

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement as well our 2014 Annual Report on Form 10-K.

Annual Meeting of Shareholders

Wednesday, May 20, 2015 at 9:00 a.m., Eastern time	Record Date: March 27, 2015
FARO Technologies, Inc.
250 Technology Park, Lake Mary, Florida 32746

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendations

Election of the following persons as directors:

• Lynn Brubaker	FOR
• Simon Raab, Ph.D.	FOR
Ratification of Grant Thornton LLP as Auditors for 2015	FOR
Advisory vote to approve compensation of our named executive officers	FOR

2014 Business Highlights

•

Net income for 2014 increased 56.4% to $33.6 million compared with $21.5 million for 2013. Excluding a discrete tax benefit of $4.5 million recorded in the third quarter of 2014, net income for 2014 would have been $29.1 million, up 35.4% from 2013.

•	2014 sales were $341.8 million, an increase of 17.2% compared with 2013 sales of $291.8 million.

•	Gross profit increased to $188.9 million in 2014, up from $161.9 million for 2013.

•	Our Total Shareholder Return (TSR) exceeded our industry and peer groups for 2014 and significantly exceeded the average TSR for our industry and peer groups for the past 5 years.

•	We acquired substantially all of the assets of The CAD Zone, Inc., a leading software provider in the law enforcement accident and crime scene reconstruction market.

•	We successfully launched the FARO Focus3D X130 Laser Scanner and Laser Line Probe HD.

•	We opened our new Exton, Pennsylvania manufacturing and technical center.

Compensation Highlights

•

The compensation our named executive officers earned in 2014 reflects our strong financial performance in 2014, as described in our Compensation Discussion and Analysis and as reflected in the Summary Compensation Table in this proxy statement.

•

Notwithstanding our strong financial performance and our strong TSR, we did not meet all of the aggressive goals we set for ourselves. Thus, our executive officers each received less than 100% of their target compensation.

•

To better align the interests and rewards of our named executive officers with the long-term interests of our shareholders and drive the achievement of our purpose and vision, beginning with the long-term equity awards granted in 2015, we have transitioned our long-term equity awards granted to our executives to be exclusively performance-based incentive compensation, with awards earned based on both quantitative and qualitative factors.

Corporate Governance

Our corporate governance policies reflect many components of what are widely considered to be best practices:

•	We have a director resignation policy for those director nominees who receive more “withheld” than “for” votes in uncontested elections.

•	Six of our seven current directors are independent and only independent directors serve on the Audit, Compensation, and Governance and Nominating Committees.

•	Executive sessions of the independent directors are held at each in-person Board meeting.

•	Hedging transactions and pledging of our stock are prohibited for all directors and executive officers.

•

Significant stock ownership requirements are in place for directors and executive officers. Under these guidelines, our CEO is required to own stock having a value equal to at least six times his annual base salary, the other named executive officers are required to own stock having a value equal to at least two times their respective annual base salaries and our non-employee directors are required to own stock having a value equal to at least $300,000.

•	Our clawback policy applies to executive officers’ performance-based incentive compensation in the event of a restatement of our financial statements due to misconduct.

Shareholder Engagement

We believe that building positive relationships with our shareholders is critical to our long-term success. We value our relationship with our shareholders and believe that we strengthen our ability to lead the Company by constructively engaging with our shareholders in discussing our business and operations. For this reason, our management team regularly offers to, and does frequently meet with, shareholders to discuss our quarterly and annual results, operations and other topics of interest to shareholders.

We were pleased that our shareholders overwhelmingly approved the non-binding advisory vote on our executive compensation in 2014 with approximately 98% of votes cast in favor of the proposal. Nevertheless, we continue to examine our executive compensation program to assure alignment between the interests of our executive officers and our shareholders as noted in the Compensation Highlights above.

FARO TECHNOLOGIES, INC.

250 Technology Park

Lake Mary, Florida 32746

PROXY STATEMENT FOR

2015 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FARO Technologies, Inc. (“FARO,” the “Company,” “we,” “us” or “our”) for use at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on May 20, 2015 at 9:00 a.m., Eastern time, at our principal executive offices, located at 250 Technology Park, Lake Mary, Florida 32746, and at any adjournment or postponement of the Annual Meeting. The telephone number at our principal executive offices is (407) 333-9911.

In accordance with the e-proxy rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials primarily by furnishing the proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials to each shareholder. On or about April 10, 2015, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders, and on or about the same date, we will mail a printed copy of the proxy statement and a proxy card to shareholders who have requested to receive them. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials, including the proxy statement, on a website referred to in the Notice and this proxy statement. The Notice contains instructions on how to access and review the proxy materials, including the proxy statement and annual report to shareholders, on the Internet, how to request paper copies of the proxy materials and how shareholders can submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice.

Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at our principal executive offices for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself.

This Proxy Statement and our 2014 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available to shareholders at: www.proxyvote.com. Our 2014 Annual Report is not to be considered a part of these proxy materials or as having been incorporated by reference into this Proxy Statement.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following matters:

1.	the election of two directors, Lynn Brubaker and Simon Raab, Ph.D., to the Board of Directors to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2018;

2.	the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2015; and

3.	a non-binding resolution to approve the compensation of our named executive officers.

Shareholders will also transact any other business that may properly come before the Annual Meeting. Once the business of the Annual Meeting is concluded, shareholders will have an opportunity to ask questions as time permits. Members of our management and representatives of Grant Thornton LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from shareholders.

Why am I receiving these materials?

We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting. This Proxy Statement describes matters we would like you to vote on at the Annual Meeting. It also provides you with information about these matters so that you can make an informed decision. These proxy materials were first sent or made available to shareholders on or about April 10, 2015.

What is included in these proxy materials?

These proxy materials include:

•	The Notice of 2015 Annual Meeting of Shareholders;

•	This Proxy Statement for the Annual Meeting; and

•	Our 2014 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on February 25, 2015 (the “Annual Report”).

If you requested printed versions of the proxy materials by mail, we will also include the proxy card or voting instruction form for the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we are using the Internet as the primary means of furnishing proxy materials to shareholders this year. Accordingly, we are sending a Notice to the majority of our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy of the proxy materials may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce our cost associated with the physical printing and mailing of materials.

I share an address with another shareholder, and we received only one Notice or one paper copy of the proxy materials. How can I obtain an additional copy of the Notice or proxy materials?

We have adopted an SEC-approved procedure called “householding.” Under this procedure, we may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings, and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards if they received a printed set of the proxy materials. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which we delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, shareholders may write or call us at the following:

FARO TECHNOLOGIES, INC.

Attn: Investor Relations

250 Technology Park

Lake Mary, Florida 32746

1-800-736-0234

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View our proxy materials for the Annual Meeting; and

•	Instruct us to send future proxy materials to you by email.

Our proxy materials are also available at www.proxyvote.com. This website address is included for reference only. The information contained on this website or our website is not incorporated by reference into this Proxy Statement.

Choosing to receive future proxy materials by email will reduce the impact of our annual meetings on the environment and will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is a proxy?

A proxy is your legal designation of another person, also referred to as a “proxy,” to vote your shares of stock on your behalf. The written document providing notice of the Annual Meeting and describing the matters to be considered and voted on is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our board of directors has designated two of our officers, Jay Freeland, our President and Chief Executive Officer (CEO), and Jody Gale, our Senior Vice President, General Counsel and Secretary, as proxies for the Annual Meeting.

Who is entitled to vote?

Holders of our common stock outstanding as of the close of business on March 27, 2015 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he or she held on the Record Date.

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) will forward a Notice or, if applicable, a printed set of these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

Who can attend the Annual Meeting?

All FARO shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the

Annual Meeting and to vote in person. Please note that if you hold your shares in “street name,” you will need to bring a copy of your bank or brokerage statement reflecting your stock ownership as of the Record Date to gain admission to the Annual Meeting. Shareholders must also present a form of personal photo identification to be admitted to the Annual Meeting.

How do I vote?

If you own shares registered directly with our transfer agent on the close of business on the Record Date, you may vote:

•	over the Internet, through the website shown on your Notice or proxy card;

•	by telephone, by calling toll-free 1-800-690-6903 in the United States from any touch-tone telephone and following the instructions; or

•	If you received a printed set of proxy materials, by mailing your signed proxy card in the postage paid envelope provided.

If your shares are held in street name, your bank or brokerage firm will forward a Notice or, if applicable, a printed set of these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the Notice or voting instruction card to vote your shares. Your bank or brokerage firm may also allow you to vote by telephone or the Internet.

If you are a registered shareholder and you attend the Annual Meeting, you may deliver a completed proxy card in person. Additionally, we will pass out written ballots to registered shareholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the Annual Meeting will need to obtain a power of attorney or proxy from their record holder to do so.

How many shares must be present to hold the meeting?

A quorum of shareholders is necessary to hold a valid shareholders meeting. A majority of the 17,377,179 shares of common stock outstanding on the Record Date and entitled to be cast on any matter at the Annual Meeting must be represented, in person or by proxy, to constitute a quorum at the Annual Meeting. If you vote, your shares will be included in the number of shares to establish the quorum. Shares that are voted “ABSTAIN”, properly executed proxy cards or voting instruction cards that are returned without voting instructions and shares treated as “broker non-votes” will be counted as present for the purpose of determining whether the quorum requirement is satisfied.

Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of the Annual Meeting unless a new record date is or must be set for such adjournment or postponement).

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders who are represented, in person or by proxy at the meeting, may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the meeting at the time of adjournment, and no other notice will be given unless the Board of Directors fixes a new record date.

How many shares must be present to consider each matter at the Annual Meeting?

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a specific proposal will constitute a quorum for that proposal. Even if a quorum is established for the Annual Meeting, it is possible that a quorum may not be established for a specific proposal presented at the Annual Meeting. Shares that are voted “ABSTAIN” or properly executed proxy cards or voting instructions cards that are returned without voting instructions will be counted as present for the purpose of determining whether the quorum requirement is satisfied for all proposals at the Annual Meeting. If your shares are held in street name and you do not provide voting instructions to your bank or broker, your shares will not affect the determination of whether a quorum exists for proposals 1 or 3, but your shares will be counted as present for the purpose of determining whether the quorum requirement is satisfied for proposal 2.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What is the effect of not voting?

If you are a registered shareholder and you submit a proxy but do not provide any voting instructions, your shares will be voted:

•	FOR the election of Lynn Brubaker and Simon Raab, Ph.D. to the Board of Directors;

•	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2015; and

•	FOR the approval of the compensation of our named executive officers.

If you are a registered shareholder and you do not vote, your un-voted shares will not count toward the quorum requirement for the Annual Meeting or any proposal considered at the Annual Meeting. If a quorum is obtained, your un-voted shares will not affect the outcome of any proposal.

If you own shares in street name and do not instruct your bank or brokerage firm how to vote your shares, your bank, broker, or other holder of record may not vote your shares on non-routine matters such as Proposal 1—Election of Directors or Proposal 3—Advisory Vote on Executive Compensation, and your shares will be considered broker non-votes on those proposals. However, it may vote your shares in its discretion on routine proposals such as Proposal 2—Ratification of Independent Registered Public Accounting Firm.

Abstentions (or “Withhold” votes for the election of directors) and broker non-votes will not affect the outcome of any proposals considered at the Annual Meeting.

Can I change my vote after I return my proxy card or vote by telephone or the Internet?

Yes. If you are a registered shareholder, even after you have submitted your proxy, you can change your vote by:

•	properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;

•	voting again by telephone or the Internet until 11:59 pm, Eastern time, on May 19, 2015;

•	giving written notice of your revocation to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746, prior to or at the Annual Meeting; or

•	voting in person at the Annual Meeting.

Your presence at the Annual Meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the Annual Meeting to revoke your proxy. Unless properly changed or revoked, the shares represented by proxies received prior to the Annual Meeting will be voted at the Annual Meeting.

If you hold your shares in street name, the above options for changing your vote do not apply, and you must instead follow the instructions received from your bank or broker to change your vote.

What are the Board’s recommendations on the proposals?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of the two nominees for director, Lynn Brubaker and Simon Raab, Ph.D., each with a three-year term expiring at the Annual Meeting of Shareholders in 2018;

Proposal 2—FOR ratification of Grant Thornton LLP as our independent registered public accounting firm for 2015; and

Proposal 3—FOR the approval of the compensation of our named executive officers.

What vote is required to elect the director nominees?

The affirmative vote of a plurality of the votes cast is required for the election of directors, which means that the two nominees for director receiving the greatest number of votes will be elected. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Broker non-votes on the election of directors will have no impact on either the determination of a quorum or the outcome of the election.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.

How many votes are required to ratify the appointment of the Company’s independent registered public accounting firm?

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2015 requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions will have no impact on the outcome of this matter. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

How many votes are required to approve the advisory vote on the compensation of the Company’s named executive officers?

The approval of the non-binding resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.

Are there any other items to be discussed during the Annual Meeting?

We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting and you have returned a proxy card, with or without voting instructions, or have voted by telephone or the Internet, the proxy holders will use their discretion in voting your shares on these matters as they may arise.

Who will count the vote?

American Stock Transfer & Trust Co. will count the vote and will serve as the inspector of the election.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, e-mail, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by our directors, officers, and other employees, as well as our investor relations firm, none of whom will receive additional compensation for such solicitations. We will bear the cost of soliciting proxies. Arrangements will be made, as appropriate, with banks, brokerage houses, and other custodians, nominees or fiduciaries to forward soliciting materials to the beneficial owners of the shares, and we will reimburse such persons for their out-of-pocket expenses incurred in providing those services.

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

Will I receive a copy of the Annual Report?

You may obtain a copy of the Annual Report by writing to our Investor Relations department at 250 Technology Park, Lake Mary, Florida 32746, by calling 1-800-736-0234, by e-mailing our Investor Relations department at InvestorRelations@faro.com or by accessing www.proxyvote.com. Our Annual Report is not incorporated by reference into this Proxy Statement and is not considered proxy soliciting material.

Where can I find Corporate Governance materials for the Company?

Our Code of Ethics for Senior Financial Officers, Global Ethics Policy and Corporate Governance Guidelines and the Charters for the Audit, Operational Audit, Compensation, and Governance and Nominating Committees of our Board of Directors are published on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership.” We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

How can I contact the members of the Board?

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s), as designated on such communication.

PROPOSAL 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 1, THE ELECTION OF LYNN BRUBAKER AND SIMON RAAB, PH.D. TO THE BOARD OF DIRECTORS.

The Board of Directors is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. Each director’s term is subject to the election and qualification of his or her respective successor, or such director’s earlier death, resignation or removal. The Board currently consists of seven members. Two directors have terms that expire at this year’s Annual Meeting, two directors have terms that expire at the 2016 Annual Meeting of Shareholders, and three directors have terms that expire at the 2017 Annual Meeting of Shareholders.

We do not know of any reason why any nominee would be unable or, if elected, would decline to serve as a director. If any nominee is unable or unwilling to serve as a director, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If the Board selects a substitute nominee, the shares represented by all valid proxies will be voted for the substitute nominee, other than shares voted “Withhold” with respect to the original nominee.

The two nominees for director, Lynn Brubaker and Simon Raab, Ph.D., are currently directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2018 Annual Meeting of Shareholders. The remaining five directors, whose terms do not expire at the Annual Meeting, will continue to serve as members of the Board for the terms set forth below.

Directors are elected by a plurality of the votes cast, meaning that the two nominees receiving the highest number of affirmative votes cast for the election of directors at the Annual Meeting will be elected as directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. If you received a printed set of proxy materials, shares voted by the accompanying proxy card will be voted “FOR” Lynn Brubaker and Simon Raab, Ph.D., unless the proxy card is marked to withhold authority or to vote for alternative candidates. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated. Broker non-votes on the election of directors will have no impact on the outcome of the election.

The names, ages, and principal occupations for at least the past five years of each of the current directors and the nominees and the names of any other public companies of which each has served as a director during the past five years are set forth below. There are no family relationships between any of our directors or executive officers.

Nominees for Election at the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Lynn Brubaker	57	2009	2018	Director and Nominee
Simon Raab, Ph.D.	62	1982	2018	Director and Nominee

Lynn Brubaker has served as a director of the Company since July 2009. Ms. Brubaker is a seasoned executive with over 35 years’ experience in aviation and aerospace in a variety of executive, operations, sales, marketing, customer support and independent consultant roles. She has 16 years of Board experience and ten years of experience advising high technology, international, multi-industry and global companies. Since 2005, Ms. Brubaker has had an advisory practice focused on strategy and business development. She is currently a director of Hexcel Corporation, a New York Stock Exchange-listed company in leading advanced materials and technology, and The Nordam Group, a private aerospace company in high technology manufacturing and repair. Ms. Brubaker also served on the board of directors of Force Protection, Inc., a developer and manufacturer of military survivability technology listed on the NASDAQ Stock Market (“NASDAQ”) from March 2011 until its merger with an affiliate of General Dynamics Corporation in December 2011. Ms. Brubaker spent 10 years at Honeywell International, retiring as Vice President and General Manager—Commercial Aerospace for Honeywell International, a position she held from 1999 to 2005. Ms. Brubaker held a variety of management positions with McDonnell Douglas, Northwest Airlines, and ComAir. Ms. Brubaker currently serves on the board of a variety of private companies and other business organizations.

Relevant experience and skills: sales and marketing management, executive management, technology, business development, international operations, manufacturing, financial reporting, and audit, nominating and compensation committee experience.

Simon Raab, Ph.D. is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1982. Dr. Raab served as Chief Executive Officer of the Company from its inception in 1982 until January 2006, as Co-Chief Executive Officer from January 2006 until December 2006, and as President of the Company from 1986 until 2004. Dr. Raab also serves as a director of two privately-held companies: Cynvenio Biosystems, Inc. and True Vision Systems, Inc. Dr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics from the University of Waterloo, Canada.

Relevant experience and skills: executive management, mechanical engineering and physics.

Directors Whose Terms Will Continue After the Annual Meeting

Name	Age	Director Since	Term Expires	Position
John Caldwell	65	2002	2016	Director
John Donofrio	53	2008	2016	Director
Stephen R. Cole	63	2000	2017	Director
Marvin R. Sambur, Ph.D.	69	2007	2017	Director
Jay W. Freeland	45	2006	2017	Director

John E. Caldwell has been a director of the Company since 2002. In March 2011, Mr. Caldwell retired as President and Chief Executive Officer and from the board of directors of SMTC Corporation, a publicly held electronics manufacturing services company whose shares are traded on the NASDAQ Global Market and on the Toronto Stock Exchange. Mr. Caldwell had served as a President and CEO and as a director of SMTC since 2003. Before joining SMTC, Mr. Caldwell held positions in the Mosaic Group, a marketing services provider, as Chair of the Restructuring Committee of the Board from October 2002 to September 2003, in GEAC Computer Corporation Limited, a computer software company, as President and Chief Executive Officer from October 2000 to December 2001, and in CAE Inc., a provider of simulation technologies and integrated training solutions for the civil aviation and defense industries, as President and Chief Executive Officer from June 1993 to October 1999. In addition, Mr. Caldwell served in a variety of senior executive positions in finance, including Senior Vice President of Finance and Corporate Affairs of CAE and Executive Vice President of Finance and Administration of Carling O’Keefe Breweries of Canada. Over the course of his career, Mr. Caldwell has served on the audit committees of 11 public companies. Also, for the past several years, Mr. Caldwell has been an instructor on board risk oversight for the Institute of Corporate Directors in Canada. Mr. Caldwell has been a director of Advanced Micro Devices, Inc., an innovative semiconductor provider, since 2006 and of IAMGOLD Corporation, a mid-tier gold producer, since 2006. Mr. Caldwell has also served on the board of directors of ATI Technologies Inc. from 2003 to 2006, Rothmans Inc. from 2004 to 2008, Cognos Inc. from 2000 to 2008, Stelco Inc. from 1997 to 2006 and Sleeman Breweries Ltd. from 2003 to 2005. Mr. Caldwell holds a Bachelor of Commerce degree and is a Chartered Professional Accountant.

Relevant experience and skills: executive of electronics, other complex manufacturing and software businesses, mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, corporate governance, and audit committee experience.

John Donofrio has served as a director of the Company since January 2008. Mr. Donofrio currently serves as Vice President, General Counsel and Secretary of Mars, Incorporated, a global food manufacturer. Before joining Mars in October 2013, Mr. Donofrio was Executive Vice President, General Counsel and Secretary for The Shaw Group Inc., a global engineering and construction company, from October 2009 until February 2013. Prior to joining Shaw, Mr. Donofrio was Senior Vice President, General Counsel and Chief Compliance Officer at Visteon Corporation, a global automotive supplier, a position he held from 2005 until October 2009. Before joining Visteon, Mr. Donofrio was with Honeywell International (or its predecessor company AlliedSignal Inc.) from 1996 until 2005. At Honeywell, Mr. Donofrio was Vice President of Intellectual Property and later also served as Vice President and General Counsel for Honeywell Aerospace. Previously he was a Partner at Kirkland & Ellis LLP, where he worked from 1989 through 1996. Before joining Kirkland & Ellis, Mr. Donofrio was a law clerk at the U.S. Court of Appeals for the Federal Circuit and he worked as a Patent Examiner at the U.S. Patent and Trademark Office.

Relevant experience and skills: legal, risk management, intellectual property protection and licensing, corporate governance, manufacturing, and government regulation.

Stephen R. Cole has been a director of the Company since 2000 and has served as Lead Director since 2005. From 1975 until June 2010, Mr. Cole was President and Founding Partner of Cole & Partners, a Toronto, Canada based mergers and acquisition and corporate finance advisory service company. In June 2010, Cole & Partners was sold to Duff & Phelps Corporation. From June 2010 to May 2013, Mr. Cole was President of Duff & Phelps Canada Limited and since May 2013 has been a Senior Advisor to Duff & Phelps Canada Limited. Mr. Cole is a Fellow of the Institute of Chartered Accountants of Ontario, Fellow of the Canadian Chartered Institute of Business Valuators, Senior Member of the American Society of Appraisers and Full Member of the ADR Institute of Canada, Inc. He is currently a director of Westaim Corporation, a TSX Venture Exchange listed company specializing in providing long-term capital to businesses operating primarily within the global financial services industry, and also a director and an advisory committee member to several private companies. Previously, Mr. Cole was a director of H. Paulin & Co. Limited, a TSX listed company, where he also served as chairman of the audit committee. Mr. Cole has also held a position as an advisory committee member or director of various private companies and charitable and professional organizations, including Bosa Group, GPX International Tire Corporation, Enterprise Capital LP II, The Canadian Institute of Chartered Business Valuators, Quetico Foundation, Nature Conservancy of Canada (Ontario Division), UJA Federation and Foundation and past Chairman of The Baycrest Centre.

Relevant experience and skills: mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, and corporate governance.

Marvin R. Sambur, Ph.D. has served as a director of the Company since January 2007. Dr. Sambur started his career at Bell Laboratories in 1968 and later held top executive positions at ITT Corporation, including President and CEO of ITT Defense, a $2+ billion group with over 10,000 employees. From 2001 until 2005, Dr. Sambur served as Assistant Secretary of the United States Air Force for Acquisition and Research. In this position, Dr. Sambur formulated and executed a $220 billion Air Force investment strategy to acquire systems and support services. Dr. Sambur currently holds the position of Professor of the Practice at the University of Maryland’s Clark School of Engineering and recently retired as the President and CEO of Burdeshaw Associates, a global defense/aerospace consulting company where he served from September 2012 to May 2013. Dr. Sambur previously served on several Government Advisory Boards, including the U.S. Air Force Scientific Advisory Board and the National Academy of Science AF Study Board. Dr. Sambur received a Ph.D. from MIT in Electrical Engineering. Dr. Sambur has had over 100 papers published in referred journals on signal processing and Systems Engineering, and he developed the Systems Engineering Master’s program for The Clark School of Engineering at the University of Maryland.

Relevant experience and skills: senior operations and engineering management, high level executive and financial management, research and development management, government acquisitions management, and international negotiations.

Jay W. Freeland has served as President and Chief Executive Officer of the Company since December 2006 and as a director since February 2006. Mr. Freeland served as President and Co-Chief Executive Officer of the Company from January 2006 to December 2006 and as President and Chief Operating Officer of the Company from November 2004 to January 2006. Mr. Freeland began his career at General Electric Company (“GE”) in its financial management program in 1991, spent four years on GE’s corporate audit staff and served in financial, business development, strategic planning, sales and operational management roles of increasing responsibility at GE, including General Manager of Business Development, General Manager of Customer Quality, General Manager of Strategic Initiatives, VP of Sales and Marketing, and President of the Energy Controls business, until 2003. Mr. Freeland holds a Bachelor of Arts in Economics from Union College, Schenectady, New York.

Relevant experience and skills: executive and financial management, international operations, business development, and strategic planning.

CORPORATE GOVERNANCE AND BOARD MATTERS

Role and Risk Oversight of the Board of Directors

The Board provides general oversight and direction for the Company, monitors our performance and also acts as an advisor and counselor to senior management. In particular, the Board performs the following functions (the “Oversight Functions”):

•	Reviews and approves operating, organizational, financial and strategic plans;

•	Reviews our operational, financial and strategic performance;

•	Oversees and evaluates management’s systems for internal control, financial reporting and public disclosure;

•	Oversees our global risk management;

•	Establishes corporate governance standards;*

•	Selects, evaluates and compensates our executive officers, including the CEO;

•	Oversees and evaluates senior management performance and compensation; and

•	Plans for effective development and succession of the CEO and senior management.

*In 2010, the Board of Directors adopted our Corporate Governance Guidelines, which were recently updated in 2014 and are available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership.”

In its oversight of our global risk management, the Board reviews the overall risk exposure of the Company and discusses with management our risk assessment, including management’s efforts to identify, monitor, control and report risk exposure. In addition, as part of its review of our strategic plans, the Board reviews all major risks that could materially adversely affect the Company, including operational and financial risks, political and regulatory risks, and employment and labor risks of our global business operations. In addition, our risk assessment has also been from time to time the subject of discussion among the independent members of the Board during their executive sessions, without the presence of Company management.

Each Board committee is also responsible for reviewing our risk exposure with respect to the respective committee’s areas of responsibility, discussing such risks with Company management, and reporting significant risks to the Board. Each independent Board member, other than the Chairman, is a member of each Board committee. This helps to ensure that each independent Board member is fully informed and better able to contribute to the Oversight Functions. The Chairman is an invited guest to all Board committee meetings.

The Audit Committee focuses on significant risks associated with financial exposures. The Compensation Committee particularly reviews risks related to our compensation policies and practices. The Operational Audit Committee focuses on significant risks associated with our operational performance.

Leadership Structure of the Board of Directors

Simon Raab, Ph.D., one of our founders and our past Chief Executive Officer, currently serves as Chairman of the Board and is an independent director. The independent members of the Board have elected Stephen Cole, another independent director, to serve as the Lead Director. Jay W. Freeland, our current Chief Executive Officer, also serves as a director.

The Chairman of the Board, the Lead Director and the CEO set the agenda for Board meetings with input from all other directors. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting.

The Chairman of the Board and the Lead Director together set the schedule of Board meetings; facilitate information flow and communication between the independent directors and Company management; coordinate the activities of the other independent directors; together with the Governance and Nominating Committee, provide advice to the Board and Company management with respect to corporate governance and recommend to the Board membership of Board committees; recommend the retention of Board and Committee consultants; together with the Compensation Committee and the Board, evaluate the performance of the CEO; and perform such other duties and responsibilities as the Board of Directors from time to time determines.

As earlier noted, executive sessions of independent directors are held at each regularly scheduled Board meeting for a discussion of relevant subjects, including the Oversight Functions. The Lead Director, with input from the Chairman of the Board and all other independent directors, prepares the agenda for executive sessions of the independent directors, although all independent directors are invited to raise any matters for discussion. The Lead Director presides over the executive sessions of the independent directors.

We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and Company management and allowing the Board to better perform its Oversight Functions. The current Board structure allows our President and CEO to focus on the day-to-day operations of the Company and also permits the independent directors to discuss and address risk management with Company management in Board meetings, as well as separate from management in executive session.

Director Independence

We are required to comply with NASDAQ’s listing standards, including its corporate governance rules. NASDAQ rules require the Board of Directors to be comprised of a majority of independent directors, as that term is defined by the NASDAQ Marketplace Rules.

The Board of Directors has affirmatively determined that Lynn Brubaker, John Caldwell, Stephen Cole, John Donofrio, Simon Raab, Ph.D., and Marvin Sambur, Ph.D. are independent directors, as defined by the NASDAQ Marketplace Rules. The Board of Directors has determined that Mr. Freeland is the only director who is not independent, because he is the President and CEO of the Company.

Board Meetings and Committees

The Board of Directors held seven meetings during 2014. Each of our directors attended at least 90% of the applicable meetings of the Board and of the Committees on which he or she served during 2014. In addition, the independent directors met in executive session without the presence of management on the occasion of each regular Board meeting in 2014. While we have not adopted a formal policy regarding Board attendance at annual shareholder meetings, we encourage each of our Board members to attend the annual shareholder meetings in person, and all of our current directors attended the 2014 Annual Meeting of Shareholders in person. We also expect that each of our directors will attend the 2015 Annual Meeting in person.

The Board of Directors has four standing committees: an Audit Committee, an Operational Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Each Committee is comprised of all of our independent Board members, except Dr. Raab, who is invited to attend all such meetings as an observer.

The table below shows current membership for each of the standing Board committees:

Audit Committee	Operational Audit Committee	Compensation Committee	Governance and Nominating Committee
Lynn Brubaker John Caldwell* Stephen Cole John Donofrio Marvin Sambur, Ph.D.	Lynn Brubaker John Caldwell Stephen Cole John Donofrio Marvin Sambur, Ph.D.*	Lynn Brubaker John Caldwell Stephen Cole* John Donofrio Marvin Sambur, Ph.D.	Lynn Brubaker John Caldwell Stephen Cole John Donofrio* Marvin Sambur, Ph.D.

*	Committee Chairman

Audit Committee

The Audit Committee held four meetings during 2014. At all meetings during 2014, members of the Audit Committee met in executive session, without the presence of management, and separately, either in-person or telephonically, with our external and internal auditors.

The Board has determined that each of the Audit Committee members is independent as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ rules, including rules specifically governing audit committee members. The Board also has determined that Messrs. Caldwell and Cole are “audit committee financial experts” as defined under Item 407(d)(5) of Regulation S-K.

The Audit Committee acts under the terms of a written charter that is available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership.” The Audit Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:

•

provide oversight regarding our accounting and financial reporting process, system of internal control, external and internal audit process, and our process for monitoring compliance with laws and regulations;

•	review the independence and qualifications of our independent public accountants and our financial policies, control procedures and accounting staff;

•	review and make appropriate enquiry of financial performance, including comparison of actual to budgeted results;

•	appoint and retain our independent public accountants;

•	oversee internal audit and compliance functions;

•	review and approve our financial statements and other regulatory filings; and

•	review transactions between the Company and any officer or director, any entity in which an officer or director of the Company has a material interest, or any other related person transactions.

Operational Audit Committee

The Operational Audit Committee met four times in 2014. The Operational Audit Committee acts under the terms of a written charter that is available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership.” The primary objective of the Operational Audit Committee is to provide operating insight to the Board so as to better enable the directors to discharge the Oversight Functions of the Board. In that context, the Operational Audit Committee’s role includes:

•	reviewing our operational performance against certain predetermined metrics;

•	focusing on improving our short-term and long-term operating performance and continuously reviewing the metrics against which we measure our performance;

•	meeting with executives and department heads to review progress against operational goals; and

•	addressing operational risk management issues.

Compensation Committee

The Compensation Committee held four meetings during 2014. In addition to its formal meetings, the Compensation Committee Chairman and other members of the committee met frequently throughout 2014 and in the first quarter of 2015 among themselves without the presence of management, as well as with the Compensation Committee’s advisors, the Chairman of the Board, and the CEO. Areas of consideration at these various meetings included but were not limited to:

•	examination of management and leadership development and programs to assist with same;

•	review of the design of incentive plans;

•	review and approval of senior management objectives;

•	establishment of executive compensation for 2014 and 2015;

•	evaluation of the performance of all officers at the Vice President level and above;

•	making bonus and equity incentive award determinations in accordance with our short-term incentive plan and our long-term equity plans, respectively;

•	review and approval of senior management development objectives and related matters; and

•	addressing other compensation and employment matters, including specific review of the performance of the CEO and his compensation.

Each of the Compensation Committee members qualifies as independent for Compensation Committee membership, as defined in the NASDAQ rules, as a non-employee director, as defined under Rule 16b-3 of the Exchange Act, and as an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee acts under the terms of a written charter that is available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership.” As discussed in its charter, the Compensation Committee reviews our executive compensation policies and programs and endeavors to ensure they are aligned and implemented in accordance with our overall strategy, including enhancement of shareholder value. Although the Compensation Committee reviews annually and determines the CEO’s compensation, it works with the Chairman of the Board and the President and CEO in evaluating the performance of all other officers at the Vice President level and above and in reviewing and approving annually all compensation programs and awards (including setting the base compensation for the upcoming year and approving bonus and equity incentive awards) for all officers at the Vice President level and above (other than the CEO). The Compensation Committee maintains final authority in the determination of individual executive compensation packages to ensure compliance with our compensation policy objectives.

The Compensation Committee’s duties and responsibilities include, among other things:

•

oversight of our long-term equity plans, including reviewing and approving changes in such plans, granting equity awards to officers at the Vice President level and above, as well as approving the total amount of equity grants below the Vice President level and related parameters of such grants;

•	oversight of our management succession plan, including succession for the CEO position;

•	advising on selection of certain executive officer positions;

•	establishing the terms of all executive severance and change in control benefits;

•

reviewing and approving on an annual basis long- and short-term corporate objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those objectives and, without the input or participation of the CEO, approving the overall compensation levels for the CEO based on such evaluation;

•

reviewing and approving, with the input and recommendation of the CEO, the annual base salaries, annual incentive and other compensation arrangements of all other named executive officers and all other Senior Vice Presidents and Vice President level employees including reviewing and approving on an annual basis long- and short-term corporate objectives relevant to their performance evaluation and compensation, as well as approving the total amount of short-term incentives below the Vice President level and related parameters;

•

reviewing and monitoring all compensation and significant benefit plans that affect all employees and annually approving overall employee salary policies, as well as equity-based programs for all levels of employees;

•

monitoring compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and compliance with all other applicable laws affecting employee compensation and benefits;

•	reviewing and recommending any proposed changes in director compensation to the Board;

•	reviewing and discussing with management the Compensation Discussion and Analysis that is included in our proxy statement for our annual meeting of shareholders;

•	preparing the report of the Compensation Committee for inclusion in the proxy statement; and

•

engaging, on an as-needed basis, the services of outside expertise in areas of compensation and benefits practices. Specifically the Compensation Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”), a compensation expert, to informally update the Compensation Committee on an annual basis, or more frequently if requested by the Committee, on matters that have been delegated to the Committee, and from time to time to provide a formal executive and director compensation study, including recommending best practices and median compensation at comparable companies.

The Compensation Committee may delegate its authority to grant awards under the FARO Technologies, Inc. 2014 Incentive Plan (the “2014 Equity Plan”) to our executive officers. The Compensation Committee has delegated its authority to our President and CEO, subject to the parameters discussed below, to grant stock-based awards under the 2014 Equity Plan to newly hired employees, to current employees in connection with a promotion, and to employees recognized for performance under an established Company employee award program. The grants by our President and CEO are subject to the following parameters, among others, established by the Compensation Committee: (i) the President and CEO may not grant awards to (a) employees who are subject to the short-swing profit rules of Section 16 of the Exchange Act, or (b) employees who at the grant date are “covered employees”, or are reasonably anticipated to become “covered employees,” as defined in Section 162(m) of the Code, during the term of the award; (ii) any award granted by the President and CEO will be subject to all of the terms and conditions of the 2014 Equity Plan; and (iii) the President and CEO must make a written report to the Compensation Committee at the end of each fiscal quarter that sets forth any and all awards granted by him during the preceding fiscal quarter.

As earlier noted, the Compensation Committee has the authority to retain consultants to obtain advice and assistance from external legal, accounting and other advisors at our expense. Since 2008, the Compensation Committee has engaged Pearl Meyer to advise it on compensation matters. In performing its services, Pearl Meyer reports to and is instructed by the Compensation Committee. For more information regarding Pearl Meyer’s services, see “2014 Director Compensation,” beginning on page 20 of this Proxy Statement and “Compensation Discussion and Analysis,” beginning on page 29 of this Proxy Statement.

Governance and Nominating Committee

The Governance and Nominating Committee met two times in 2014. Each of the Governance and Nominating Committee members meets the definition of independence in the NASDAQ rules.

The Governance and Nominating Committee’s written charter is available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership.” As discussed in detail in the charter, the Governance and Nominating Committee is responsible for developing, evaluating and implementing our corporate governance policies. The Governance and Nominating Committee is also responsible for selecting and recommending for Board approval director nominees and the members and chair of each of the Board committees. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Governance and Nominating Committee considers candidates for the Board recommended by current members of the Board or members of management. In addition, the Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director. The Governance and Nominating Committee also will consider director candidates recommended by eligible shareholders. Shareholders may recommend director nominees for consideration by the Governance and Nominating Committee by writing to the Governance and Nominating Committee, Attention: Chairman, 250 Technology Park, Lake Mary, Florida 32746, and providing appropriate biographical information concerning each proposed nominee. Candidates proposed by shareholders for nomination are evaluated using the same criteria as candidates initially proposed by the Governance and Nominating Committee.

The following minimum qualifications must be met by a director nominee to be recommended by the Governance and Nominating Committee:

•	each director must display high personal and professional ethics, integrity and values;

•	each director must have the ability to exercise sound business judgment and demonstrate basic financial literacy;

•

each director must be highly accomplished in his or her respective field, with broad experience and demonstrated senior level leadership in business, government, education, technology or public interest;

•	each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience;

•	each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value; and

•	each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

In identifying potential Board nominees and evaluating candidates for the Board, the Governance and Nominating Committee considers the nominee’s experience, skills and qualifications. Although the Governance and Nominating Committee has not established specific goals with respect to diversity, the Governance and Nominating Committee, in accordance with the Corporate Governance Guidelines, does consider diversity in identifying potential Board nominees and evaluating Board candidates, including in the context of providing diversity in business perspectives, gender, ethnicity, education, experience and leadership qualities.

Annually, the Governance and Nominating Committee reviews the composition of the Board to assess whether it reflects the appropriate experience, skills and qualifications expected of Board members, as well as a variety of complementary experiences and backgrounds, sufficient to provide sound and prudent guidance, particularly in the areas of senior leadership, operations, finance, technology and governance. The Governance and Nominating Committee assesses the effectiveness of diversity within the Board every year as part of this annual assessment. If, as a result of the assessment, the Governance and Nominating Committee determines that adding or replacing a director is advisable, the Governance and Nominating Committee initiates a search for a suitable candidate to fulfill the Board’s needs. In addition, our Corporate Governance Guidelines provide that any director who undergoes a change of occupation must notify the Chairman of the Board and the Chairman of the Governance and Nominating Committee of the change and offer to submit his or her resignation.

A shareholder who wishes to nominate a person for election to the Board of Directors must submit written notice to the Company, Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746. Under our bylaws, we must receive the written nomination for an annual meeting not less than 90 days and not more than 120 days prior to the first anniversary of the previous year’s annual meeting of shareholders, or, if no annual meeting was held the previous year or the date of the current year’s annual meeting is advanced more than 30 days before or delayed more than 60 days after the anniversary date, we must receive the written nomination not more than 120 days prior to the current year’s annual meeting and not less than the later of 90 days prior to the annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For a special meeting, we must receive the written nomination not less than the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the date of the special meeting is first made. Under the bylaws, the nomination must include (i) all information relating to the candidate that is required to be disclosed in solicitations of proxies for an election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including the nominee’s consent to be named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between the shareholder and any beneficial owner on whose behalf the director nomination is made, and their respective affiliates and associates or others acting in concert with the shareholder or beneficial owner, on the one hand, and each candidate and his or her respective affiliates and associates, or others acting in concert with the candidate, on the other hand, including all information required under Rule 404 of Regulation S–K if the shareholder and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate of or person acting in concert with the shareholder or beneficial owner, were the “registrant” for purposes of that rule and the candidate was a director or executive officer of such registrant, and (iii) as to the shareholder and any beneficial owner on whose behalf the director nomination is made, (A) their names and addresses, (B) the class and number of shares of our stock beneficially owned by them, (C) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, an effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, the shareholder or the beneficial owner with respect to any share of Company stock, and (D) a representation as to whether the shareholder or any beneficial owner on whose behalf the nomination is made intends, or is or intends to be part of a group that intends, to deliver a proxy statement or form of proxy to the percentage of our shareholders required to elect the nominee or otherwise to solicit proxies from shareholders in support of the nomination.

Compensation Committee Interlocks and Insider Participation

During 2014, Lynn Brubaker, John Caldwell, Stephen Cole, John Donofrio, and Marvin Sambur, Ph.D. served as members of the Compensation Committee. None of the Compensation Committee members was, during 2014 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2014, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Communications with Board of Directors

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s) designated on such communication.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics, entitled “Code of Ethics for Senior Financial Officers,” that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Board of Directors has also adopted a Global Ethics Policy applicable to all of our employees. The Code of Ethics for Senior Financial Officers and the Global Ethics Policy are available at no cost on our web site at www.faro.com or by submitting a written request to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746.

2014 DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned by each of our non-employee directors during the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($)		Total ($)
Lynn Brubaker	87,500	80,000	—		167,500
John E. Caldwell	97,500	80,000	—		177,500
Stephen Cole	112,500	97,500	—		210,000
John Donofrio	92,500	80,000	—		172,500
Simon Raab, Ph.D.	110,000	130,000	22,894	(4)	262,894
Marvin R. Sambur, Ph.D.	92,500	80,000	—		172,500

(1)	Includes cash retainers earned by each non-employee director during the year ended December 31, 2014.

(2)	Reflects the grant date fair value of restricted stock awards granted in 2014, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the restricted stock awards is based upon the closing price of our common stock on the grant date.

(3)	As of December 31, 2014, our non-employee directors held the following aggregate number of shares of restricted stock (they did not hold any stock options):

Name	Restricted Stock Awards (#)
Lynn Brubaker	1,881
John E. Caldwell	1,881
Stephen Cole	2,293
John Donofrio	1,881
Simon Raab, Ph.D.	3,057
Marvin R. Sambur, Ph.D.	1,881

The following table shows the shares of restricted stock awarded to each director on May 30, 2014, and the aggregate grant date fair value for each award:

Name	Restricted Stock Awards (#)	Full Grant Date Fair Value of Award ($)
Lynn Brubaker	1,881	80,000
John E. Caldwell	1,881	80,000
Stephen Cole	2,293	97,500
John Donofrio	1,881	80,000
Simon Raab, Ph.D.	3,057	130,000
Marvin R. Sambur, Ph.D.	1,881	80,000

The grant date fair values of the awards shown above are rounded up from the amount calculated by multiplying the number of shares of restricted stock by the closing price of our common stock on the grant date ($42.52).

(4)	In recognition of his former service with us, we pay both the employer and employee portions of the premiums for Dr. Raab and his eligible dependents to participate in certain Company group health and welfare plans. The number in the table reflects the actual cost to us of providing this benefit during 2014.

Terms of Director Compensation Program

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board, as detailed in the table below. In setting director compensation, we consider the significant amount of time that non-employee directors expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board. In the fall of 2012, the Compensation Committee engaged Pearl Meyer to conduct a competitive market study of director compensation. The study was delivered in October 2012. Based on the results of the 2012 study, the Compensation Committee approved certain changes to our director compensation program, effective January 1, 2013, with a view to the following:

•	encouraging meetings and discussion without the concern for there being an incremental cost to the Company on each occasion;

•	simplifying the compensation model and aligning with best practices as recommended by the Pearl Meyer 2012 study; and

•	generally maintaining a reasonable compensation cost model going forward.

The actual aggregate cost of Board compensation in 2014 and 2013 was $1,162,894 and $1,161,203, respectively. The following table sets forth each component of our Board compensation in 2014:

Annual Cash Retainer:	$60,000
Additional Annual Retainers:
Governance and Nominating Committee Chairperson	$10,000
Operational Audit Committee Chairperson	$10,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Governance and Nominating Committee Non-Chair Member	$5,000
Operational Audit Committee Non-Chair Member	$5,000
Audit Committee Non-Chair Member	$10,000
Compensation Committee Non-Chair Member	$7,500
Lead Director	$35,000	(a)
Chairman	$100,000	(a)
Initial Equity Grant	$100,000	(b)
Annual Equity Grant	$80,000	(c)

(a)	Payable 50% in cash and 50% in shares of restricted stock. Shares of restricted stock will be granted annually on the day following the annual meeting of shareholders, and the number of shares to be granted will be determined by dividing the dollar value of the retainer by the closing price of our common stock on the date of grant. The shares of restricted stock will vest on the day prior to the following year’s annual meeting date, subject to the Lead Director’s or Chairman’s, as applicable, continued membership on the Board as of such date.

(b)	Upon election to the Board, each non-employee director will receive shares of restricted stock with a value equal to $100,000, calculated by using the closing price of our common stock on the date of the non-employee director’s election to the Board. The initial restricted stock grant vests on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board as of such date.

(c)	On the day following the annual meeting of shareholders, each non-employee director receives shares of restricted stock with a value equal to that indicated in the above chart, calculated by using the closing price of our common stock on the day following the annual meeting of shareholders. The annual restricted stock grant vests the day prior to the following year’s annual meeting date, subject to a director’s continued membership on the Board as of such date.

Mandatory Board of Director Stock Ownership and Holding Periods

Effective in 2009, our non-employee directors are subject to minimum share ownership guidelines. Within two years after joining the Board, each non-employee director is required to own shares of our common stock with an aggregate value of $300,000. The ownership requirement may be satisfied through (i) holdings of equity awards granted by us, the values of which are calculated based on the higher of (x) the then current value of the equity awards on the date of determining compliance with the minimum share ownership guidelines and (y) the grant date fair value of the equity awards, and/or (ii) shares of common stock purchased by the non-employee director independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Also, each non-employee director must hold shares of our common stock acquired pursuant to the exercise of stock options or vesting of restricted stock for one year after exercise or vesting, as applicable, or until his or her retirement, whichever is earlier. In 2012, the Board amended the holding period requirement to permit sales by non-employee directors to the extent necessary to satisfy tax obligations arising from the vesting of their restricted stock awards. As of December 31, 2014, all of our directors were in compliance with the minimum share ownership guidelines.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Grant Thornton LLP has audited our financial statements for the fiscal years ended December 31, 2014 and 2013. The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for 2015.

Representatives of Grant Thornton LLP will be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of shareholders.

Shareholders are not required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. However, we are submitting the ratification to our shareholders as a matter of good corporate practice. If our shareholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider the retention of Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.

The affirmative vote of a majority of the votes cast is necessary for approval of the ratification of Grant Thornton LLP. Abstentions will have no impact on the ratification of our independent registered public accounting firm. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of our financial statements for the fiscal years ended December 31, 2014 and 2013, and fees for other services rendered by Grant Thornton LLP during those periods.

	2014	2013
Audit fees(1)	$1,894,835	$1,487,648
Audit related fees(2)	37,392	27,442
All other fees	—	—

Total fees	$1,932,227	$1,515,090

(1)	Amounts for 2014 and 2013 include the audit of financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, audit of the effectiveness of our internal control over financial reporting and statutory audits required internationally. Audit fees for 2014 increased from 2013 primarily due to our implementation of SAP, a new enterprise resource planning system, in the Americas region.

(2)	Amounts for 2014 and 2013 include fees related to the audit of our employee benefit plan and, in 2014, the issuance of a consent related to a Form S-8 Registration Statement.

The Audit Committee has concluded that the provision of the audit and permitted non-audit services by Grant Thornton LLP in 2014 and 2013 is consistent with maintaining the independence of Grant Thornton LLP.

Pursuant to the Audit Committee charter, the Audit Committee pre-approved all such services provided by Grant Thornton LLP. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent auditors. Pursuant to these policies and procedures, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE

Under the Audit Committee charter, the Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has, among other things, the responsibility to monitor and oversee these processes.

The Audit Committee has:

(1) reviewed and discussed the Company’s audited financial statements with management;

(2) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board; and

(3) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Audit Committee also considered the impact of non-audit services on the auditor’s independence.

The Audit Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met with the independent accountants to review the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee reviewed and discussed the Company’s audited financial statements with the independent accountants.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Audit Committee:

John Caldwell, Audit Committee Member (Chair)

Lynn Brubaker, Audit Committee Member

Stephen Cole, Audit Committee Member

John Donofrio, Audit Committee Member

Marvin Sambur, Ph.D., Audit Committee Member

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 3, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers. This advisory vote is commonly known as “Say-on-Pay.” Accordingly, the Board of Directors is asking our shareholders to indicate their support for the compensation of our named executive officers, as disclosed in this Proxy Statement.

This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation program and practices. The Compensation Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of our shareholders. The Compensation Committee strives to provide total compensation relating to the CEO, the other named executive officers and all other employees at the Vice President level and above, that is fair, reasonable and achieves the objective described above. Our executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives. Please read the Compensation Discussion and Analysis, together with the related compensation tables and narrative disclosure below, for a detailed explanation of our executive compensation program and practices.

At our annual meetings of shareholders held in May 2012, May 2013 and May 2014, approximately 96%, 95% and 98%, respectively, of the votes cast on the Say-on-Pay proposal at those meetings were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support for our approach to executive compensation, and no significant changes were made to this approach for 2014 as a result of the votes in prior years. However, to better align executive officer interests and rewards with the long-term interests of our shareholders and drive the achievement of our purpose and vision, beginning with the long-term equity awards granted in 2015, we have transitioned our long-term equity awards granted to our executives to be exclusively performance-based, with awards earned based on both quantitative and qualitative factors.

The Board is asking our shareholders to vote “FOR” the following non-binding resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis and the related compensation tables and narrative disclosure, in the Proxy Statement is hereby approved on an advisory basis.”

The approval of this proposal requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter. As an advisory vote, the result will not be binding on the Board; however, the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

The Board of Directors has determined, in line with the recommendation of our shareholders, to have an annual advisory vote on the compensation of our named executive officers. Accordingly, the next advisory vote on executive compensation will occur at our Annual Meeting of Shareholders in 2016. The next advisory vote on the frequency of Say-on-Pay votes will be conducted no later than our Annual Meeting of Shareholders in 2017.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not know of any matters before the Annual Meeting other than those to which we refer in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment. To bring business before an Annual Meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods specified in our bylaws and described under “Deadline for Receipt of 2016 Shareholder Proposals and Director Nominees”. No shareholder has given written notice that he or she intends to bring business before the Annual Meeting in compliance with the terms and time periods specified in our bylaws.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of March 27, 2015:

Name	Age	Principal Position
Jay W. Freeland	45	President and Chief Executive Officer, Director
Joseph Arezone	49	Senior Vice President, Managing Director, Europe, Middle East, and Africa and Asia Pacific Regions
Jody Gale	40	Senior Vice President, General Counsel and Secretary
Kathleen J. Hall	54	Senior Vice President, Managing Director, Americas Region

Jay W. Freeland has served as President and Chief Executive Officer of the Company since December 2006. Please refer to the biography of Mr. Freeland provided under the heading “ Election of Directors— Directors Whose Terms Will Continue After the Annual Meeting,” on page 11 of this Proxy Statement.

Joseph Arezone has served as Senior Vice President, Managing Director, Europe, Middle East and Africa and Asia Pacific Regions since November 2014. He previously served as Senior Vice President, Managing Director, Asia Pacific Region from August 2009 to November 2014 and as our Vice President of Sales for Asia-Pacific from January 2008 to August 2009. Prior to that, Mr. Arezone was our Area Vice President of Sales for the Eastern U.S. market from July 2005 to January 2009. From February 2001 until July 2005, Mr. Arezone served as our Regional Sales Manager. Mr. Arezone serves on the board of directors of the Cleveland Film Society. He holds a Bachelor of Science in Civil Engineering from The Ohio State University and a Master of Business Administration from Cleveland State University.

Jody Gale has served as Senior Vice President, General Counsel and Secretary of the Company since February 2014. Prior to joining FARO, Mr. Gale served as Vice President and Associate General Counsel—M&A, Securities and Governance at Biomet, Inc., a medical device company, from December 2008 to January 2014. Previously, Mr. Gale was a Partner at Kirkland & Ellis LLP, where he worked from 1999 through 2008. Mr. Gale holds a Bachelor of Arts degree from Albion College in Albion, MI and a JD/MBA from Case Western Reserve University in Cleveland, OH.

Kathleen J. Hall has served as Senior Vice President, Managing Director for our Americas region since July 2013. Prior to joining FARO, Ms. Hall served as Vice President & General Manager of Avery Dennison’s Graphics and Reflective Solutions and Performance Tapes Americas’ businesses from November 2008 to October 2012. Between October 2012 and July 2013, Ms. Hall provided independent consulting services. From 1982 to 2008, Ms. Hall held roles of increasing responsibility at E.I DuPont De Nemours & Company, ranging from operations and sourcing to sales, marketing and global business leadership. Ms. Hall holds a Bachelor of Science degree in Industrial Engineering from Lehigh University in Bethlehem, PA.

Effective March 20, 2015, Peter G. Abram resigned from his position as our Senior Vice President and Chief Financial Officer. Mr. Abram had served in this position since March 2014.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions the Committee has made under those programs and policies with respect to our named executive officers, and the material factors the Compensation Committee considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” you will find a series of tables and narrative disclosures containing specific data about the compensation earned in 2014 by the following individuals, whom we refer to as our named executive officers:

•	Jay W. Freeland, our President and CEO,

•	Joseph Arezone, our Senior Vice President, Managing Director, Europe, Middle East, and Africa and Asia-Pacific Regions,

•	Jody Gale, our Senior Vice President, General Counsel and Secretary,

•	Kathleen Hall, our Senior Vice President, Managing Director, Americas,

•	Peter G. Abram, our former Senior Vice President and Chief Financial Officer,*

•	Keith S. Bair, our former Senior Vice President and Chief Financial Officer,** and

•	Ralf Drews, our former Senior Vice President, Managing Director, Europe.***

* Mr. Abram separated from the Company effective March 20, 2015.

** Mr. Bair separated from the Company effective April 4, 2014.

*** Mr. Drews separated from the Company in his capacity as Senior Vice President, Managing Director, Europe effective November 2014. Under the terms of Mr. Drews’ employment agreement, while relieved of his day-to-day responsibilities, he technically remains an employee until November 2015.

Executive Summary

Our Business

We design, develop, manufacture, market and support software driven, three-dimensional (3-D) measurement, imaging and realization systems. We sell the majority of our products through a direct sales force across a broad number of customers in a range of manufacturing, industrial, architecture, surveying, building construction and law enforcement applications. Our FaroArm®, FARO Laser ScanArm®, FARO Gage, FARO Laser Tracker™, FARO 3D Imager AMP, and their companion CAM2® software provide for Computer-Aided Design, or CAD, based inspection and/or factory-level statistical process control and high-density surveying. Together, these products integrate the measurement, quality inspection, and reverse engineering functions with CAD software to improve productivity, enhance product quality and decrease rework and scrap in the manufacturing process. Our FARO Focus3D and FARO Freestyle3D laser scanners, and their companion SCENE and FARO forensic software, are utilized for a wide variety of 3-D modeling, documentation and high-density surveying applications, including in two of our key vertical markets—architecture, engineering and construction (AEC) and law enforcement. We require an executive leadership team that reflects our culture and values. The executives must be experienced and entrepreneurial in order to successfully execute business strategy and create shareholder value.

2014 Business Highlights

2014 was an important year for FARO. Highlights from the year include the following:

•

Net income for 2014 increased 56.4% to $33.6 million compared with $21.5 million for 2013. Excluding a discrete tax benefit of $4.5 million recorded in the third quarter of 2014, net income for 2014 would have been $29.1 million, up 35.4% from 2013.

•	2014 sales were $341.8 million, an increase of 17.2% compared to 2013 sales of $291.8 million.

•	Gross profit increased to $188.9 million in 2014, up from $161.9 million for 2013.

•

Our cash flow from operating activities decreased to $5.7 million for 2014, compared with $34.3 million for 2013, primarily attributable to an increase in accounts receivable year-over-year, reflecting our higher sales in 2014, especially in the last quarter of the year, and an increase in inventory to support our new product launches and the move to our new facility in Exton, Pennsylvania.

In addition, we initiated several important business developments in 2014, including the following:

•	the acquisition of substantially all of the assets of The CAD Zone, Inc., a leading software provider in the law enforcement accident and crime scene reconstruction market;

•	the launch of the FARO Focus3D X130 Laser Scanner and Laser Line Probe HD; and

•	the opening of our new Exton, Pennsylvania manufacturing and technical center.

In 2014, we also endeavored to strengthen and build our management team with the hiring of key personnel.

Our Total Shareholder Return (TSR) for the five-year period is substantially above our industry group and our peer group. Our one-year and three-year TSR is generally comparable to both our industry and peer groups. For a discussion of the companies in our peer group, see “Review of Peer Group Practices” below. We use the Global Industry Classification Standard (GICS) Subcode 4520 (Technology Hardware and Equipment) developed by Standard & Poor’s and MSCI Barra as our industry group.

2014 Performance and Compensation

Although we believe we demonstrated strong performance in 2014 and achieved some of the goals established for 2014, our results did not meet all of the aggressive internal performance goals that we set for our 2014 executive compensation program. For example, the Compensation Committee selected the following internal Company performance objectives for Mr. Freeland’s, Mr. Abram’s, and Mr. Gale’s 2014 short-term incentive awards. ($ in millions except per share amounts)

Performance Measure	Prior Year (2013) Actual Result	2014 Goals	Current Year (2014) Actual Result
Sales growth	6.7%	15.6%	17.2%
Gross margin	55.5%	56.3%	55.3%
Net income	$21.5	$28.0	$33.6 *
Cash flow from operations excluding equity inflows	$23.1	$6.1	$(24.4)

*	Net income for 2014 includes a $4.5 million discrete tax adjustment. Excluding this discrete item, net income was $29.1 million for 2014. This discrete item was excluded from our financial results when assessing the performance of our executives and determining the amounts to be paid under the 2014 short-term incentive programs.

The Compensation Committee selected these performance metrics at the beginning of 2014 because they are key drivers of our success, and the compensation realized by our named executive officers was directly affected by the internal financial performance objectives achieved in 2014. For example:

•

The short-term incentive opportunity for our named executive officers is weighted 50% to certain Company-wide financial metrics, 30% to individual operating objectives, and 20% to individual strategic metrics. We achieved strong financial and operating results in 2014 and exceeded most of our goals. As a result, the named executive officers earned short-term incentive award payouts ranging from 92% to 99% of target, reflecting achievement against the financial, operational and strategic metrics.

•

The number of stock options and restricted stock units granted to each named executive officer in 2014 was based upon his or her performance factor for the individual strategic and performance goals for 2013. As we did not achieve our targets in 2013, the long-term equity awards granted to our named executive officers in 2014 were significantly lower than their respective target values, as reflected in the Summary Compensation Table and the 2014 Grants of Plan-Based Award Table below.

Our named executive officers did benefit at least in part from our continued strong TSR, as the restricted stock units granted in 2014, as well as each executive’s total stock holdings, appreciated in value commensurate with the appreciation in stock price during the year.

CEO Pay and Company Performance Alignment

Mr. Freeland’s actual short-term incentive award for 2014 performance was $214,245, representing a payout equal to 92% of his target award opportunity. Furthermore, 100% of his long-term equity award for 2014 was granted in the form of stock options, and the “in the money” value of those stock options at December 31, 2014 was $45,361. The intrinsic value of this stock option award as of December 31, 2014 was only 6% of the grant date fair value of his target long-term equity award opportunity due to our failure to achieve our targets in 2013 discussed above. Accordingly, Mr. Freeland’s total realizable pay at December 31, 2014 was equal to 52% of his target pay opportunity for the year.

FARO 2014 CEO Pay—Target vs. Realizable at 12/31/14

	Base Salary	Short-Term Incentive		Total Cash	Long-Term Incentive		Total Direct Compensation
		% Salary	$ Value		% Salary	$ Value
2014 Target Pay[1,2]	$465,750	50%	$232,875	$698,625	150%	$698,625	$1,397,250
2014 Realizable Pay[3]	$465,750	46%	214,245	$679,995	10%	$45,361	$725,356
Realizable % of Target	100%		92%	97%		6%	52%

[1]	Includes base salary plus the target short-term incentive opportunity plus the target long-term equity grant date fair value, before adjustment based on our financial performance in 2013.

[2]	The CEO was granted a long-term incentive award in the form of stock options in February 2014.

[3]	Includes base salary plus the actual short-term incentive paid based on 2014 performance plus the “in the money” value of the stock option grant at December 31, 2014.

As discussed above under “2014 Performance and Compensation,” our results met some of our high internal expectations. The level of our CEO’s pay for 2014 increased approximately 11% compared with 2013. Accordingly, our CEO’s realizable pay and our one-year TSR were directionally aligned on an absolute basis and when compared to the other companies in our peer group. We are above the line on the graph below, which means that we had a higher ratio of TSR to CEO realizable pay, while the companies below the line had a lower ratio.

CEO TDC (realizable pay) vs. Company TSR

Each Company Ranked on Each Dimension and Plotted

Executive Compensation Objectives and Philosophy

The Compensation Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of our shareholders. The Compensation Committee strives to provide total compensation relating to the CEO, the other named executive officers and all other employees at the Vice President level and above, that is fair, reasonable and achieves the objective described above. Our executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives.

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. For more information regarding the Compensation Committee’s duties and responsibilities, see page 15 of this Proxy Statement.

Executive Compensation Components

The primary components of compensation for the named executive officers in 2014 were base salary, short-term incentives in the form of annual bonus, and long-term equity incentives.

Base Salary

When setting base salaries, the Compensation Committee considers our overall financial performance and outlook and each executive’s experience, expertise, level of responsibility, seniority, leadership qualities, professional advancement, individual accomplishment, compensation levels of comparable positions within our peer group, and other significant contributions to our success. When setting the salaries for the executive officers other than the CEO, the Compensation Committee also considers the CEO’s recommendations and the prior performance review conducted by the CEO. The Compensation Committee’s consideration of these factors and determination of appropriate salary levels is largely subjective. The Compensation Committee approved an increase in the base salaries of each of the named executive officers to the following levels:

Name	2014 Base Salary	% Increase from 2013
Mr. Freeland	$465,750	3.5%
Ms. Hall	$334,760	3.0%
Mr. Drews	$325,957	4.4%

Mr. Abram’s and Mr. Gale’s initial base salaries of $335,000 and $285,000, respectively, were negotiated in connection with their commencement of employment with us. Mr. Bair’s and Mr. Arezone’s base salaries of $257,094 and $150,000, respectively, remained unchanged from their respective 2013 base salaries. Mr. Bair separated from the Company effective April 4, 2014. Mr. Drews separated from the Company in his capacity as Senior Vice President, Managing Director, Europe effective November 4, 2014. Under the terms of Mr. Drews’ employment agreement, while relieved of his day-to-day responsibilities, he technically remains an employee until November 4, 2015. Mr. Drews still participated in our short-term incentive opportunity for 2014, which was prorated from January 1, 2014 to the date of his separation on November 4, 2014. Mr. Drews’ is paid in Euros; the amount reflected in the above table represents the approximate dollar value of his salary converted to US Dollars using the Euro to dollar exchange rate of 1 to 1.321 (which reflects the average exchange rate during 2014).

Short-Term Incentives—Messrs. Freeland, Abram, Gale and Drews and Ms. Hall

Our short-term incentives provide management employees, including each of our named executive officers other than Mr. Arezone (who participates in the sales commission program described below), the opportunity for additional cash compensation based on achievement of Company financial performance goals, other operational objectives and individual goals. These goals are established at the beginning of the year by the Compensation Committee based on input from management. These metrics are designed to align the interests of the executives with the shareholders and require the Company and each individual executive to function well in order to achieve the target incentive amount.

Annual short-term cash incentive opportunities are expressed as a percentage of each participant’s base salary. Target award opportunities for the named executive officers (other than the CEO) are equal to 40% of their base salaries, and the target award opportunity for the CEO is equal to 50% of his base salary (or greater, in the Compensation Committee’s discretion). In determining annual awards, the Compensation Committee assigns a weighting to criteria established under three components: Company financial performance, operational performance and individual strategic objectives. However, the Compensation Committee retains the discretion to adjust the annual incentives on a subjective basis to ensure an equitable result, and bonuses may be reduced up to 100% based on corporate profitability.

Company Financial Performance. In 2014, fifty percent (50%) of the short-term incentive opportunity for Messrs. Freeland, Abram, Gale and Drews, and Ms. Hall was based on achievement of financial performance goals. For Messrs. Freeland, Abram and Gale, the Compensation Committee selected the following Company performance objectives for 2014, with different weighting for each metric: sales growth, gross margin, net income, and cash flow from operations. Each of these performance metrics is a key indicator of our financial performance. The Compensation Committee reviewed and approved the financial performance targets, each of which is set forth below, in conjunction with the Board of Directors’ approval of the annual budget. ($ in millions except per share amounts)

	Target	Actual
Sales growth	15.6%	17.2%
Gross margin	56.3%	55.3%
Net income	$28.0	$33.6 *
Cash flow from operations	$6.1	$(24.4)

*	Net income includes a $4.5 million discrete tax adjustment. Excluding this discrete item, net income was $29.1 million for 2014. For purposes of assessing actual financial performance compared to the targets set forth by the Compensation Committee, we excluded the $4.5 million discrete tax adjustment. The metrics for Mr. Drews and Ms. Hall were based on sales growth, gross margin and operating income for the Europe and Americas region, respectively.

Operational Performance. In 2014, thirty percent (30%) of the short-term incentive opportunity for Messrs. Freeland, Abram, Gale and Drews, and Ms. Hall was based on the achievement of operational objectives. The operating metrics set by the Compensation Committee with input from the Operational Audit Committee are designed to focus on improving both our short and long-term operating performance. Metrics such as failure rates, manufacturing efficiencies, service turnaround, and inventory turns are used as indicators of our overall strength and performance.

Individual Strategic. In 2014, twenty percent (20%) of the short-term incentive opportunity for Messrs. Freeland, Abram, Gale and Drews and Ms. Hall was based on achievement of individual strategic objectives. The Compensation Committee sets Mr. Freeland’s individual strategic objectives and related weights and, together with Mr. Freeland, the individual strategic objectives and related weights for each of the other named executive officers on an annual basis. These criteria incorporate elements of individual performance and are intended to reflect the contributions made by the executive toward our overall objectives for the year and the executive’s individual responsibilities.

The material performance metrics for each executive for 2014 are summarized below.

•

Mr. Freeland—Key performance indicators included the financial performance of the Company against predetermined objectives (revenue growth, gross margin, net income, and cash flow). Strategic initiatives included strategic planning, advancing the research and development organization, redesigning operational metrics and board communication, operational effectiveness, and development of the leadership team.

•

Mr. Abram—Key performance indicators included the financial performance of the Company against predetermined objectives (revenue growth, gross margin, net income, and cash flow). Strategic initiatives included strategic planning, global worldwide tax strategy, and organizational redesign and effectiveness.

•

Mr. Gale—Key performance indicators included the financial performance of the Company against predetermined objectives (revenue growth, gross margin, net income, and cash flow). Strategic initiatives included strategic planning, global worldwide tax strategy, board communication, and legal procedures.

•

Ms. Hall—Key performance indicators included the financial performance of the Americas region against predetermined objectives (revenue growth, gross margin and operating income). Strategic initiatives included strategic planning, developing the Aerospace and Forensics vertical market strategy, new product development and project management.

•

Mr. Drews—Key performance indicators included the financial performance of the Europe region against predetermined objectives (revenue growth, gross margin and operating income). Strategic initiatives included strategic planning, product innovation, new product releases, developing cloud technology strategy and automotive vertical market strategy.

Aggregate Performance Results. We achieved most of our financial performance targets for 2014, but not all the targets were achieved. Accordingly, the Compensation Committee determined that the named executive officers would be eligible for a portion of the fifty percent (50%) of the short-term incentive opportunity that was based on achievement of financial performance targets by the Company or the individual regions, depending on the targets for each executive. The operating metrics were reviewed quarterly by the Operational Audit Committee of the Board of Directors. The Compensation Committee determined the eligible portion of the thirty percent (30%) of the short-term incentive opportunity based on the achievement of the operational metrics assigned to the named executive officer for each quarter as well as for the full year. The Compensation Committee then applied each executive’s individual performance factor to the remaining twenty percent (20%) of the target award, which reflected the strategic achievements by such executive. The calculation of the actual award was determined as follows:

Name	Financial Performance	Operational Performance	Strategic Objectives	Actual Award as % of Target
Mr. Freeland	99.5%	86.0%	80.0%	92%
Mr. Abram	99.5%	86.0%	80.0%	92%
Ms. Hall	103.8%	99.0%	86.7%	99%
Mr. Gale	99.5%	86.0%	80.0%	92%
Mr. Drews	54.8%	99.0%	80.0%	73%

As a result, the Compensation Committee awarded short-term incentives to Messrs. Freeland, Abram, Gale and Drews and Ms. Hall, as follows:

Name	2014 Target Award	2014 Actual Award	Actual Award as % of Target
Mr. Freeland	$232,875	$214,245	92%
Mr. Abram	$134,000	$122,744	92%
Ms. Hall	$133,904	$132,565	99%
Mr. Gale	$114,000	$104,880	92%
Mr. Drews	$130,382	$79,408	61%*

*	Mr. Drews separated from the Company in his capacity as Senior Vice President, Managing Director, Europe effective November 4, 2014. Under the terms of Mr. Drews’ employment agreement, while relieved of his day-to-day responsibilities, he technically remains an employee until November 4, 2015. Mr. Drews still participated in our short-term incentive opportunity for 2014, and his actual award was prorated from January 1, 2014 to the date of his separation on November 4, 2014.

Sales Commission Program—Mr. Arezone

Mr. Arezone did not participate in the short-term incentive program because he receives commissions based on total sales in the Asia Pacific Region.

Although Mr. Arezone did not receive an award under the short-term incentive program in 2014, the Compensation Committee nonetheless established key performance indicators for him, and he received an individual review. His key performance indicators included the financial performance of the Asia Pacific Region against predetermined objectives (revenue growth, gross margin and operating income). Strategic and operational initiatives included strategic planning, development of the AEC, heavy industrial, and oil and gas vertical markets, and operational effectiveness.

Effective November 4, 2014, Mr. Arezone was named Senior Vice President, Managing Director, Europe, Middle East and Africa and Asia Pacific Regions. In 2015, Mr. Arezone will be included in our short-term incentive program.

Long-Term Incentives

Our compensation program incorporates stock options and restricted stock units (RSUs) to attract, retain, engage and focus key employees for the long term and the realization of compensation objectives. We maintain three equity incentive plans—the Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Plan”), the 2009 Equity Incentive Plan (the “2009 Equity Plan”), and the 2014 Equity Plan. Grants to executives of equity incentive compensation are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of our shareholders. The Compensation Committee grants a mix of options and RSUs to the named executive officers, other than Mr. Freeland who receives only stock options. Stock options are intended to promote shareholder alignment and hold executives accountable for generating shareholder return because they gain value only if our stock price increases. RSUs provide a share-efficient means for retaining top talent and promoting a long-term share owner perspective. Pearl Meyer has advised that a mix of options and RSUs is a market competitive practice within our peer group. Consistent with our entrepreneurial philosophy, the Compensation Committee and Mr. Freeland believe that it is important that the majority if not all of Mr. Freeland’s long-term equity incentive awards be at risk, so that his long-term goals are directly aligned with the interests of the shareholders. Accordingly, all of Mr. Freeland’s long-term equity incentive awards are issued in the form of stock options, and the long-term equity incentive awards for Messrs. Arezone and Drews and Ms. Hall are a combination of stock options and RSUs, in a ratio of 75% and 25%, respectively. Messrs. Abram and Gale received an initial grant of stock options in connection with their commencement of employment with us, and Mr. Gale will participate in the annual equity grant program in 2015.

Grant Guidelines. The Compensation Committee reviews and approves, upon management recommendation with respect to the named executive officers other than Mr. Freeland and in the case of Mr. Freeland, on its own initiative, the grant of stock options and RSUs to the named executive officers in amounts appropriate for an individual’s level of responsibility, ability to affect the achievement of overall corporate goals, individual performance, tenure, and potential. The Compensation Committee also reviews and considers all prior outstanding equity awards in order to assess the performance and retention incentive strength of these awards. The Compensation Committee intends for the grant date fair value of the equity incentive awards to approximate the median of the peer group, with adjustments as necessary to suit the individual executive. With this in mind, in order to determine the number of shares subject to each award, the Compensation Committee historically has established the long-term equity incentive award value for each executive by (i) setting a target percentage of each executive’s base salary, and (ii) multiplying that amount by the executive’s performance factor for the individual strategic and performance goals for the prior year under the short-term incentive program. The resulting dollar value is then converted into, in the case of Mr. Freeland, a number of stock options, and, in the case of the other named executive officers, a number of stock options and RSUs. The number of stock options granted is determined using the Black-Scholes valuation model. The number of RSUs granted is based on the stock price on the date of determination. To better align executive officer interests and rewards with the long-term interests of our shareholders and drive the achievement of our purpose and vision, beginning with the long-term equity awards granted in 2015, we have transitioned our long-term equity awards granted to our executives to be exclusively performance-based, with awards earned based on both quantitative and qualitative factors.

2014 Grants. The Compensation Committee established the following target long-term equity award values for the 2014 grants for Messrs. Freeland, Arezone, and Drews and Ms. Hall, expressed as a percentage of base salary: 150% for Mr. Freeland, 100% for Ms. Hall and 75% for Messrs. Arezone and Drews. However, in light of our financial performance in 2013, the Compensation Committee decided to reduce the target long-term equity award value for Messrs. Freeland, Arezone and Drews and Ms. Hall. In 2013, 70% of the executives’ short-term incentive awards was based on our achievement of certain internal financial goals, which goals were not achieved. Accordingly, the named executive officers were not eligible for 70% of their target short-term incentive award for 2013, and the Compensation Committee also determined to reduce their 2014 target long-term equity award opportunity, accordingly. The Compensation Committee then applied each executive’s 2013 individual performance factor to the remaining 30% of the target award. Based on this assessment, Messrs. Freeland, Arezone and Drews and Ms. Hall received long-term equity awards representing approximately 32%, 21%, 21% and 28% of their base salaries, respectively. Mr. Freeland receives all of his long-term equity awards in the form of stock options, while Messrs. Arezone and Drews and Ms. Hall receive 75% of their long-term equity awards in the form of stock options and 25% in the form of restricted stock units. Mr. Abram and Mr. Gale received an initial grant of stock options in connection with their commencement of employment with us, and Mr. Gale will participate in the annual equity grant program in 2015. The exercise price of all stock options is based on the closing price of our common stock on the date of grant. Options granted to executives vest in three equal annual installments, provided that the grantee is employed by us on the vesting date. The RSUs granted in 2014 vest in three equal annual installments on each anniversary of the grant date, provided that the executive is employed by us on the vesting date.

Grant Policy. Beginning in 2008, the Compensation Committee established a policy to (i) grant stock options and other equity incentives for current employees annually on the second business day following the release of our fourth quarter earnings for the preceding year, which usually occurs in late February or early March of each year, and (ii) grant stock options and other equity incentives for newly hired individuals on the date of hire. The annual grant of stock options and other equity incentive awards is made without regard to the timing of the release of any other material information that may not be contained in the annual earnings release, as well as without regard to whether possible positive or negative information is contained in the annual earnings release. The Compensation Committee has decided that beginning in 2015, grants of stock options and restricted stock units at the level of Vice President and above will be made at the target percentage of base salary and will be subject to performance-based vesting conditions over a period of three years, weighted equally among the achievement of individual strategic objectives, external relative value metrics and our internal long-term financial performance.

Compensation Governance Highlights

The Compensation Committee and Company management are mindful of evolving practices in executive compensation and corporate governance. In response, we have adopted the following policies and practices:

•

Pursuant to a policy adopted in 2010, we will not offer newly-hired executives any “single-trigger” change-in-control features similar to a lump sum cash payment payable upon the occurrence of a change in control, which is currently provided in our employment agreement with Mr. Freeland.

•	The Change in Control Severance Policy does not provide an excise tax gross-up.

•	The 2014 Equity Plan prohibits cash buyouts of stock options.

•	We maintain a compensation clawback policy, as further described beginning on page 42 of this Compensation Discussion and Analysis.

•

Since 2008, we have had a stock ownership policy for our non-employee directors and executive officers, as further described on pages 22 and 42 of this Proxy Statement, respectively. Among other things, this policy provides that our CEO must hold at least six times his base salary in Company stock, our other executives must hold at least two times their respective base salaries in Company stock, and our non-employee directors must own Company stock with a value of at least $300,000.

•	Company policy prohibits hedging and limits any pledging by our directors and executive officers.

•	The Compensation Committee does not believe that the work of its compensation consultant has raised any conflicts of interest.

•

To better align executive officer interests and rewards with the long-term interests of our shareholders and drive the achievement of our purpose and vision, beginning with the long-term equity award granted in 2015, we have transitioned our long-term equity awards granted to our executives to be exclusively performance-based, with awards earned based on both quantitative and qualitative factors.

•

The Compensation Committee has retained compensation consultants from time to time, including for formal executive and director compensation studies in 2008, 2010 and 2012. We anticipate the Compensation Committee will retain Pearl Meyer for similar studies in 2015. Such consultants are frequently consulted during the year on various matters and annually to informally update the Compensation Committee on matters that have been delegated to the Committee under its charter.

Role of the Compensation Consultant

The Compensation Committee has the authority to retain consultants and to obtain advice and assistance from external legal, accounting or other advisors, at our expense. Since 2008, the Compensation Committee has engaged Pearl Meyer to advise it on executive and outside director compensation matters. In this role, Pearl Meyer reports to and is instructed by the Compensation Committee. The Compensation Committee has the sole authority to approve the fees and other terms and conditions of any engagement with its independent advisor. The Compensation Committee annually considers the independence of Pearl Meyer relative to the six factors prescribed by the SEC and NASDAQ, and has concluded that the work of Pearl Meyer as the Compensation Committee’s compensation consultant does not raise any conflict of interest.

During 2014, Pearl Meyer’s services to the Compensation Committee were primarily with respect to (i) high level evaluation of our executive compensation program relative to best practices and the views of various proxy advisory firms, (ii) assisting with the development of the Compensation Discussion & Analysis for the proxy statement filed in connection with our 2014 Annual Meeting of Shareholders, and (iii) considering performance-based long-term compensation models and comparing them to our current model. A competitive review of the executive compensation program was not conducted by Pearl Meyer in 2014. The Compensation Committee expects to complete the next study with Pearl Meyer in the fourth quarter of 2015. In the years when such a study is not done, the Compensation Committee retains the compensation consultant to informally update the Compensation Committee on matters that have been delegated to the Committee under its charter.

Role of the Executive Officers in Compensation Decisions

Executive officers play a role in the administration, oversight, and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for those employees who report directly to him or her, which may include other executive officers. Throughout the year, each executive officer reviews the performance of the employees who report directly to him or her and evaluates those employees against their performance goals. In addition, we conduct a comprehensive performance and compensation review annually in the first quarter of each year across all levels of the organization, which includes a final performance review by each executive for each employee who reports directly to him or her. Following those reviews, the executive officers recommend to the CEO any equity and non-equity based awards, based upon the performance of those employees for the prior year and annual compensation adjustments for the current year.

The CEO similarly reviews and evaluates, on both an annual and mid-year basis, the employees who report directly to him, which include all of the other named executive officers. The CEO also reviews and evaluates the recommendations made with respect to other executive officers and recommends any modifications that he deems appropriate. The CEO reviews his overall findings with the Compensation Committee, including his review of the employees who report directly to him, and then recommends to the Compensation Committee equity and non-equity awards and annual compensation adjustments for all officers, other than himself.

Review of Peer Group Practices

The Compensation Committee reviews and analyzes the executive compensation program to determine whether it provides reasonable compensation at appropriate levels and remains competitive and effective. The Compensation Committee periodically engages Pearl Meyer to provide competitive market data to assist in this process and to update and advise the Compensation Committee on various executive compensation matters.

In making its 2014 compensation decisions, the Compensation Committee discussed with Pearl Meyer, its compensation consultant, current trends and other relevant matters in executive compensation, a discussion that was informed by the competitive market study conducted by Pearl Meyer during the fourth quarter of 2012. The 2012 study was utilized to assist the Compensation Committee in understanding pay competitiveness, pay and performance alignment, and the effectiveness of our equity-based compensation programs. The following companies were selected as the peer group for the 2012 study:

Company	Ticker	SIC Industry	FYE Revenue ($m)	Market Cap as of 7/31/2014 ($m)	Foreign Sales%	# of Employees
MKS INSTRUMENTS, INC.	MKSI	INDUSTRIAL INSTRUMENTS FOR MEASUREMENT, DISPLAY, AND CONTROL	$781	$1,686	43%	2371
COHERENT, INC.	COHR	LAB ANALYTICAL INSTRUMENTS	$795	$1,469	75%	2519
ROFIN-SINAR TECHNOLOGIES INC.	RSTI	MISCELLANEOUS ELECTRICAL MACHINERY, EQUIPMENT & SUPPLIES	$530	$611	72%	2270
II-VI INCORPORATED	IIVI	OPTICAL INSTRUMENTS & LENSES	$683	$843	65%	6796
IPG PHOTONICS CORPORATION	IPGP	SEMICONDUCTOR, RELATED DEVICE	$770	$3,511	85%	3030
MTS SYSTEMS CORPORATION	MTSC	MEASURING & CONTROLLING DEVICES, NEC	$564	$999	74%	2180
GSI GROUP INC.	GSIG	SPECIAL INDUSTRY MACHINERY, NEC	$365	$394	61%	1418
COGNEX CORPORATION	CGNX	INDUSTRIAL INSTRUMENTS FOR MEASUREMENT, DISPLAY, AND CONTROL	$486	$3,555	70%	1322
MEASUREMENT SPECIALTIES, INC.	MEAS	MEASURING & CONTROLLING DEVICES, NEC	$413	*	58%	3721
ELECTRO SCIENTIFIC INDUSTRIES, INC.	ESIO	MISCELLANEOUS ELECTRICAL MACHINERY, EQUIPMENT & SUPPLIES	$181	$182	83%	658
XCERRA CORPORATION	XCRA	INSTRUMENTS FOR MEAS & TESTING OF ELECTRICITY & ELEC SIGNALS	$331	$453	76%	2059
NANOMETRICS INCORPORATED	NANO	MEASURING & CONTROLLING DEVICES, NEC	$166	$375	78%	525
MERCURY SYSTEMS, INC.	MRCY	ELECTRONIC COMPONENTS & ACCESSORIES	$209	$369	3%	632
RUDOLPH TECHNOLOGIES, INC.	RTEC	INDUSTRIAL INSTRUMENTS FOR MEASUREMENT, DISPLAY, AND CONTROL	$218	$306	81%	586
TELEDYNE LECROY, INC.	LCRY	INSTRUMENTS FOR MEAS & TESTING OF ELECTRICITY & ELEC SIGNALS	$178	*	68%	494
GEOSPACE TECHNOLOGIES CORPORATION	GEOS	MEASURING & CONTROLLING DEVICES, NEC	$237	$528	59%	1149
STRATASYS LTD.	SSYS	COMPUTER PERIPHERAL EQUIPMENT, NEC	$750	$4,972		2906
ZYGO CORPORATION	ZIGO	OPTICAL INSTRUMENTS & LENSES	$149	*	47%	637
n=18
	Average		$434	$1,350	65%	1960
	Median		$389	$611	70%	1739

FARO TECHNOLOGIES, INC.	FARO	MEASURING & CONTROLLING DEVICES, NEC	$342	$873	63%	1223
Percentile			44	60	35	39

*	These companies have been acquired subsequent to their selection to our peer group. While they were included in the review for purposes of setting 2014 compensation, they are not included in the TSR chart on page 32 of this Proxy Statement.

These companies were selected based on a variety of criteria, with a focus on being reasonably comparable to FARO in terms of industry focus, global operational scope, revenue size, and market value.

When setting compensation levels, the Compensation Committee reviews and considers the competitive market information obtained from these studies and intends for total direct compensation (base salary, annual incentive plus grant date value of long-term equity awards) to approximate the median of the peer group. The peer group data, however, is not determinative of the executives’ compensation; instead, the Compensation Committee uses the peer group data as one of many inputs in its deliberations, which also includes discussions of economic and industry conditions, current and anticipated company performance, individual executive performance and potential performance, and internal pay equity. In considering these and other factors, the Compensation Committee does not seek to specifically weight each factor but rather considers them in the aggregate and exercises judgment.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the 2014 Annual Meeting of Shareholders, approximately 98% of the votes cast by the shareholders were voted to approve the compensation of our named executive officers as discussed and disclosed in the 2014 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and our overall pay practices enjoy shareholder support and did not make any material changes to the executive compensation program in response to the shareholder vote.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of our executive compensation program with the interests of the Company and our shareholders. Shareholders may communicate with the Board, the Compensation Committee or individual directors regarding our executive compensation program by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the Compensation Committee or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board, the Compensation Committee or the individual director(s), as designated on such communication.

At the 2011 Annual Meeting of Shareholders, our shareholders expressed a preference that advisory votes on executive compensation be held on an annual basis. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of shareholder votes on the compensation of executive officers, which will be conducted no later than our Annual Meeting of Shareholders in 2017.

Employment Agreements and Change in Control Severance Policy

Employment Agreements. We have entered into employment agreements with Messrs. Freeland, Abram, Bair, Drews and Gale and Ms. Hall that provide, or provided, for severance benefits and, in the case of Mr. Freeland, change in control benefits. As described in greater detail in the Potential Payments Upon Termination or Change in Control section of this Proxy Statement, pursuant to the employment agreements, Mr. Freeland is entitled to a lump sum cash payment upon the occurrence of a change in control, and Messrs. Freeland, and Gale and Ms. Hall are entitled to severance benefits in the event of the executive’s termination without cause or resignation for good reason. Severance protection plays an important role in attracting, motivating and retaining highly talented executives. In addition, the change in control benefits are intended to retain the executives during a time of an actual or threatened change in control and ensure that the executives are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests. In December 2010, we amended Mr. Freeland employment agreement to provide that the change in control payment will be made on the earlier to occur of (i) Mr. Freeland’s separation from service by the Company or by Mr. Freeland for good reason or (ii) the one-year anniversary of such change in control. This amendment provides an additional retention element to the change in control benefits provided under the employment agreement.

In order to promote consistency within our change in control arrangements, on April 2, 2009, the Compensation Committee approved an amendment to each of the employment agreements then in effect, including the employment agreement with Mr. Freeland, so that the change in control definition provided therein parallels the definition provided in the Change in Control Severance Policy described below. This amendment requires the consummation of a qualifying merger or similar transaction, rather than shareholder approval of the transaction, in order to constitute a change in control, and excludes from the definition of change in control any sales of substantially all of our assets to an entity in which our shareholders hold at least 50% of the voting securities, rather than 75%, as originally provided in the employment agreements.

Pursuant to our employment agreement with Mr. Bair, he received severance benefits upon his separation from the Company. In addition, FARO Europe GmbH & Co. KG, a subsidiary of the Company, is party to an employment agreement with Mr. Drews, which agreement was for an indefinite term and could be terminated upon 12 months’ notice in 2013 and 2014, and upon 6 months’ notice thereafter. Mr. Drews separated from the Company in his capacity as Senior Vice President, Managing Director, Europe effective November 4, 2014; however, based on the terms of his employment agreement, while relieved of his day-to-day responsibilities, he is still technically an employee until November 2015. On March 20, 2015, we entered into a separation and release letter agreement with Mr. Abram. Pursuant to the agreement, subject to the expiration of a seven-day revocation period, Mr. Abram will receive as severance an aggregate amount of $122,744 under our 2014 short-term incentive program and a lump sum amount of $140,898.32 as consideration for all of his outstanding equity awards under our 2009 Equity Plan and 2014 Equity Plan. In addition, we will reimburse the monthly COBRA payments made by Mr. Abram for a period not to exceed six months.

Change in Control Severance Policy. During 2014, Messrs. Abram, Arezone, Gale and Drews and Ms. Hall were covered by our Change in Control Severance Policy, which entitles certain employees to severance benefits in the event their employment with us is terminated without cause or for good reason within twelve months following a change in control. The Compensation Committee believes that this “double trigger” provides appropriate protections to officer-level employees and encourages retention in situations that may result in the loss of their jobs.

For more information on Messrs. Freeland’s, Gale’s, Abram’s and Drews’ and Ms. Hall’s employment agreements and the Change in Control Severance Policy, see “Potential Payments Upon Termination or Change in Control” beginning on page 48 of this Proxy Statement.

Policies Regarding Termination and/or Change-in-Control Benefits Payable to New Hires. It is the Compensation Committee’s intention that it will provide change-in-control protection to newly-hired executives in the form of (i) acceleration of vesting for outstanding equity awards, and (ii) severance benefits under the Change in Control Severance Policy. The existing change-in-control features of Mr. Freeland’s employment agreement will not be offered to any such newly-hired executives. The Compensation Committee recognizes, however, that in the context of a change-in-control transaction, certain payments, such as retention bonuses, may be advisable. Accordingly, the Compensation Committee retains the discretion to enter into such arrangements in the event of an actual change-in-control transaction. In addition, the Compensation Committee determined that it will no longer provide tax reimbursements or gross-ups to newly-hired executive officers. Accordingly, in early 2010, the Compensation Committee adopted an amendment to the Change in Control Severance Policy removing the excise tax gross-up for future participants not covered by such policy as of the date of the amendment.

Executive Benefits and Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including, among other items, relocation and temporary housing expense benefits for newly hired executive officers. We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives.

The named executive officers participate in our Vice President and Above Life Insurance Plan and Executive Long-Term and Short-term Disability Plans. Under the Life Insurance Plan, we pay all required premiums for life insurance on executive officers, which includes the named executive officers, until the executive officer reaches age 65. The named executive officers will also have a life insurance benefit of three (3) times their annual salary up to a maximum benefit of $750,000. After age 65, benefits are reduced as follows:

•	35% reduction after the age of 65;

•	an additional 25% of the original amount at the age of 70; and

•	an additional 15% of the original amount at the age of 75.

Our Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of up to 60% of pre-disability income with a maximum benefit of $15,000 per month paid up until the age of 65 or longer (depending on when the participant becomes disabled).

The named executive officers also participate in various health and welfare programs generally available to all employees. Historically, all employees, including named executive officers, who participated in our 401(k) plan were eligible to receive a 100% match on the first 1% and a 50% match on each additional dollar of compensation deferred, up to a maximum of 6% of their compensation, not to exceed the maximum allowed by the IRS.

Corporate Tax and Accounting Considerations

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to our CEO and the three other most highly compensated executive officers, other than the CFO. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee considers tax deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as necessary to accomplish other compensation program objectives.

Stock Ownership Guidelines

In February 2008, the Compensation Committee adopted stock ownership guidelines to directly align the interests of executive officers with the interests of the shareholders. Under these guidelines, as updated by the Compensation Committee in 2014, the CEO is required to own stock having a value equal to six times his annual base salary and the other named executive officers are required to own stock having a value equal to two times their annual base salary. The ownership requirement may be satisfied through holdings of (i) equity awards granted by the Company, the values of which are calculated based on the higher of (x) the grant date fair value of the equity awards or (y) the then-current value of the equity awards on the date compliance is determined, and/or (ii) shares of common stock purchased by the executive independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Each executive officer must comply with the minimum ownership requirements within five years after he or she becomes subject to the policy or the executive will be precluded from subsequent sales and transfer of shares and options awarded to the executive under our equity incentive plans. The Compensation Committee periodically reviews the status of each executive’s equity holdings relative to our stock ownership guidelines. Our executive officers, other than Mr. Arezone, are in compliance with the policy as of December 31, 2014.

Compensation Clawback Policy

In April 2011, the Compensation Committee adopted a clawback policy with respect to the performance-based compensation awarded to our executive officers. The clawback policy requires that, in the event of a restatement of our financial statements that reduces the amount of performance-based compensation an executive officer would have received under the restated results, and if a court determines that an executive officer engaged in fraud or intentional illegal conduct that materially contributed to the need for the restatement, an independent committee of the Board must seek, subject to certain exceptions, to recover from that executive officer the after-tax difference between the performance-based compensation actually awarded to the officer and the amount the officer would have received under the restated financials.

Pursuant to the Dodd-Frank Act, all public companies will be required to adopt a formal recoupment policy relating to incentive compensation impacted by restated financial statements, and the recovery of impacted compensation will not be contingent on any person’s misconduct. The SEC has not yet issued the regulations that will describe the specific requirements for the policy required under the Dodd-Frank Act. We will revise our clawback policy in accordance with the new requirements after final regulations are released.

Insider Trading Policy

In February 2013, the Governance and Nominating Committee amended our Insider Trading Policy to prohibit hedging and limit any pledging by our directors and executive officers.

Compensation Committee Report

The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the President and CEO and approving the compensation structure for the Company’s other executive officers. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2015 Annual Meeting of Shareholders for filing with the SEC, and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on February 25, 2015.

Compensation Committee:

Stephen Cole (Chair)

Lynn Brubaker

John Caldwell

John Donofrio

Marvin Sambur, Ph.D.

Summary Compensation Table

The following table sets forth information concerning compensation paid to or earned by our named executive officers for the years ended December 31, 2014 and, if applicable, December 31, 2013 and December 31, 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jay W. Freeland	2014	462,722	—	—	146,703	214,245	7,542	831,212
President and Chief Executive Officer	2013	447,059	—	—	142,628	47,250	8,307	645,244
	2012	431,873	—	—	436,842	45,644	10,585	924,944

Kathleen Hall	2014	333,529	—	23,419	70,294	132,565	10,956	570,763
Senior Vice President, Managing Director, Americas	2013	143,750	—	—	325,000	18,200	1,987	488,937

Joseph Arezone	2014	150,000	—	7,998	24,045	—	543,869	725,912
Senior Vice President, Managing Director, Europe, Middle East,	2013	150,000	—	7,350	22,164	—	361,627	541,142
	2012	150,000	—	23,488	70,464	—	415,034	658,986
and Africa and Asia Pacific

Jody Gale	2014	252,115	50,000	—	213,745	104,880	41,076	661,816
Senior Vice President,
General Counsel and Secretary

Peter G. Abram(6)	2014	244,808	50,000	—	334,997	122,744	134,396	886,945
Former Senior Vice President and Chief Financial Officer

Ralf Drews	2014	322,076	—	16,456	49,455	79,408	343,510	810,905
Former Senior Vice President,	2013	307,557	—	—	228,984	35,578	73,396	645,515
Managing Director, Europe

Keith S. Bair	2014	74,162	—	—	—	—	233,011	307,173
Former Senior Vice President and Chief Financial Officer	2013	255,422	—	11,557	34,922	27,766	8,483	338,150
	2012	246,785	—	41,902	125,760	23,846	8,851	447,144

(1)	Salary adjustments, if any, are applied each year in March. Accordingly, the amounts in this column, which represent actual amounts earned in the applicable fiscal year, may differ from the base salary amounts discussed in the Compensation Discussion and Analysis. Mr. Drews was paid in Euros; the amounts reflected in this column represent the approximate dollar value of the salary he earned in the respective year, converted to US Dollars using the Euro to dollar exchange rate of 1 to 1.321 in 2014 (which reflects the average exchange rate during 2014) and 1 to 1.328 for 2013 (which reflects the average exchange rate during 2013).

(2)	The amounts reported for Messrs. Abram and Gale represent the one-time, cash-based signing bonus provided to them when they were hired, which was earned in full in 2014.

(3)	Reflects the grant date fair value of stock and option awards granted in the applicable year, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 13 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2014, included in our Annual Report on Form 10-K filed with the SEC on February 25, 2015. The grant date fair value of the restricted stock units was determined by reference to the closing price of our common stock on the grant date.

(4)	The amounts shown in this column reflect the named executive officer’s annual short-term incentive awards, as described in the Compensation Discussion and Analysis under “Executive Compensation Components”.

(5)	Includes for 2014:

	Short-Term Disability Premiums ($)	Long-Term Disability Premiums ($)	Life Insurance Premiums ($)	401(k) Match ($)	Commissions, Housing and Other Allowances ($)		Severance ($)		Total ($)
Mr. Freeland	480	687	1,170	5,205	—		—		7,542
Ms. Hall	480	493	1,170	8,813	—		—		10,956
Mr. Arezone	480	221	702	4,214	538,252	(a)	—		543,869
Mr. Gale	440	385	1,073	6,125	33,053	(b)	—		41,076
Mr. Abram	360	370	878	6,944	125,844	(c)	—		134,396
Mr. Drews	—	—	—	—	30,433	(d)	313,077	(d)	343,510
Mr. Bair	120	95	293	3,567	—		228,936	(e)	233,011

(a)	Includes the following costs incurred by the Company: $113,455 of tax equalization payments, $62,012 for housing and utilities, $42,000 related to a transportation allowance and $8,400 in Company contributions to the pension plan required by local law, and $10,930 in related tax gross up payments, in each case as part of Mr. Arezone’s expatriate package as Managing Director of the Asia Pacific Region, which requires him to reside in Singapore. Also includes $290,264 in commissions earned based on total sales in the Asia Pacific Region. Effective November 2014, Mr. Arezone was named Senior Vice President, Managing Director, Europe, Middle East and Africa, which required him to travel to our European headquarters in Stuttgart, Germany. As a result, Mr. Arezone was provided a travel and housing allowance which amounted to $11,191 in 2014.

(b)	Includes relocation and temporary housing expenses incurred by Mr. Gale and reimbursed by the Company in accordance with his employment agreement.

(c)	Includes relocation and temporary housing expenses incurred by Mr. Abram and reimbursed by the Company in accordance with his employment agreement. The amount shown also includes $37,709 for tax reimbursements for moving and related expenses incurred by Mr. Abram in connection with his relocation.

(d)	Includes the following costs incurred by the Company: $16,326 related to the use of a company car and $14,107 in Company contributions to the pension plan required by local law, in each case as part of Mr. Drews’ expatriate package as Managing Director of Europe, which required him to reside in Germany. Mr. Drews separated from the Company effective November 4, 2014. We accrued his severance in the amount of $313,077, as of December 31, 2014.

(e)	Mr. Bair separated from the Company effective April 4, 2014. Amount represents cash payments made in connection with his employment agreement.

(6)	Mr. Abram separated from the Company effective March 20, 2015.

2014 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to each of the named executive officers during 2014:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximun ($)
Mr. Freeland		—	232,875	—	—
	2/28/2014					7,413	57.54	146,703
Ms. Hall		—	133,904	—
	2/28/2014				407			23,419
	2/28/2014					3,552	57.54	70,294
Mr. Arezone		—	—	—
	2/28/2014				139			7,998
	2/28/2014					1,215	57.54	24,045
Mr. Gale		—	114,000	—	—
	2/3/2014					13,597	49.60	213,745
Mr. Abram		—	134,000	—	—
	3/31/2014					18,157	53.00	334,997
Mr. Drews		—	130,382	—	—
	2/28/2014				286			16,456
	2/28/2014					2,499	57.54	49,455

(1)	Reflects potential target payout opportunities under our short-term incentive award program. The short-term incentive award program does not provide threshold or maximum opportunities. Additional information about our short-term incentive award program is included in the Compensation Discussion and Analysis under “Executive Compensation Components.”

(2)	Reflects service-based restricted stock units granted under the 2009 Equity Plan, as described in the Compensation Discussion and Analysis.

(3)	Reflects stock options granted under the 2009 Equity Plan, as described in the Compensation Discussion and Analysis.

(4)	Determined pursuant to FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 13 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2014, included in our Form 10-K filed with the SEC on February 25, 2015. The grant date fair value of the restricted stock units was determined by reference to the closing price of our common stock on the grant date.

(5)	Mr. Bair separated from the Company effective April 4, 2014. He did not receive a grant of equity awards in 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. Freeland	40,000	—		31.06	3/12/2015	—		—
	60,000	—		13.04	3/4/2016	—		—
	38,739	—		24.30	3/1/2017	—		—
	38,680	—		35.90	2/25/2018	—		—
	12,903	6,452	(2)	57.01	3/1/2019	—		—
	3,249	6,500	(3)	44.28	3/1/2020	—		—
	—	7,413	(4)	57.54	2/28/2021	—		—

Ms. Hall	8,750	17,502	(5)	38.57	7/15/2020	—		—
	—	3,552	(4)	57.54	2/28/2021	—		—
						407	(11)	25,511

Mr. Arezone	2,081	1,041	(2)	57.01	3/1/2019	—		—
	—	1,010	(3)	44.28	3/1/2020	—		—
	—	1,215	(4)	57.54	2/28/2021	—		—
						138	(9)	8,650
						111	(10)	6,957
						139	(11)	8,713

Mr. Gale	—	13,597	(6)	49.60	2/3/2021	—		—

Mr. Abram	—	18,157	(7)	53.00	3/31/2021	—		—

Mr. Drews(12)	—	10,378	(8)	36.61	1/7/2020	—		—
	—	2,499	(4)	57.54	2/28/2021	—		—
						286	(11)	17,926

(1)	Based on the closing price of our common stock of $62.68 on December 31, 2014, the last trading day of the most recently completed fiscal year, as reported on NASDAQ.

(2)	The stock options vest in three equal annual installments beginning March 1, 2013.

(3)	The stock options vest in three equal annual installments beginning March 1, 2014.

(4)	The stock options vest in three equal annual installments beginning February 28, 2015.

(5)	The stock options vest in three equal annual installments beginning July 15, 2014.

(6)	The stock options vest in three equal annual installments beginning February 3, 2015.

(7)	The stock options vest in three equal annual installments beginning March 31, 2015.

(8)	The stock options vest in three equal annual installments beginning January 7, 2014. Mr. Drews separated from the Company effective November 4, 2014. Under the terms of his employment agreement, he remains an employee until November 2015, and 5,185 stock options became exercisable on January 7, 2015.

(9)	The RSUs vested on March 1, 2015.

(10)	The RSUs will vest in equal installments on each of March 1, 2015 and March 1, 2016, provided that the executive is employed by the Company on the vesting date.

(11)	One-third of the RSUs will vest on each of February 28, 2015, February 28, 2016 and February 28, 2017, provided that the executive is employed by the Company on the vesting date.

(12)	Mr. Drews separated from the Company in his capacity as Senior Vice President, Managing Director, Europe effective November 4, 2014. Under the terms of his employment agreement, while relieved of his day-to-day responsibilities, he technically remains an employee until November 2015. He will continue to vest in his options and restricted stock units through November 2015.

Option Exercises and Stock Vested in Fiscal Year 2014

This table summarizes amounts received upon vesting of RSUs by the named executive officers during the year ended December 31, 2014 and the value realized upon exercise of stock options by each named executive officer during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Mr. Freeland	—	—	—	—
Ms. Hall	—	—	—	—
Mr. Arezone	2,272	43,617	425	24,058
Mr. Gale	—	—	—	—
Mr. Abrams	—	—	—	—
Mr. Drews	5,188	95,160	—	—
Mr. Bair	5,214	84,834	1,956	107,940

(1)	Value realized represents the number of shares underlying the exercised option multiplied by the difference between the fair market value of the shares on the exercise date and the exercise price of the option.

(2)	Reflects RSUs granted in 2011, 2012 and 2013 that vested in 2014. Value realized represents the closing price of our common stock on the 2014 vesting dates multiplied by the number of shares vested. Of Mr. Bair’s 1,956 shares vested in 2014, 419 shares were accelerated due to the terms of his employment agreement. Upon the vesting of the RSUs, 646 and 140 shares were withheld from Messrs. Bair’s and Arezone’s vested RSUs for taxes, respectively.

Potential Payments Upon Termination or Change in Control

Employment Agreement with Mr. Freeland. We entered into an amended and restated employment agreement with Mr. Freeland on November 7, 2008. Pursuant to this employment agreement, as subsequently amended, in the event that Mr. Freeland’s employment with the Company is terminated by the Company without “Cause” or by him for “Good Reason,” then Mr. Freeland shall receive:

•	a lump sum payment of all earned but unpaid compensation through the date of such termination;

•

severance in an amount equal to his base salary plus the average of the annual cash bonus earned by him during our last three completed fiscal years, payable in installments for one year following such termination in accordance with our standard payroll practices;

•	accelerated vesting of all of his equity awards; and

•	continued coverage under our “employee welfare benefit plans” for up to twelve months following such termination.

As defined in this employment agreement, “Cause” means (i) an act of fraud or embezzlement against the Company or acceptance of a bribe or kickback, (ii) the conviction or a plea of nolo contendere of a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (iii) willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or disability), or (iv) willful engagement in gross misconduct materially and demonstrably injurious to the Company. “Good Reason” means (i) a material breach by the Company of its obligations under the employment agreement, which breach is not cured within ten days after written notice, (ii) a reduction in his annual base salary, (iii) a material reduction in benefits (except consistent with a general reduction of such benefits to executives of the Company as a whole), (iv) an ongoing material and substantial diminution in his duties not consistent with that of an executive with his position and duties, or (v) relocation of his principal office to a location more than 25 miles from our headquarters.

The employment agreement also provides that, upon a change in control of the Company, Mr. Freeland will be entitled to:

•	accelerated vesting of his outstanding unvested equity awards; and

•

a lump sum payment equal to 2.99 times Mr. Freeland’s base salary paid on the earlier to occur of (i) Mr. Freeland’s separation from service by the Company or by Mr. Freeland for Good Reason or (ii) the one-year anniversary of the change in control.

Employment Agreement with Mr. Drews. On October 11, 2012, FARO Europe GmbH & Co. KG, a subsidiary of the Company, entered into an employment agreement with Mr. Drews. The agreement was for an indefinite term and could be terminated upon 12 months’ notice in 2013 and 2014, and upon 6 months’ notice thereafter (or immediately in the case of a for cause termination). Mr. Drews is subject to non-competition restrictions during the term of the agreement and confidentiality obligations which survive the employment relationship.

Employment Agreement with Ms. Hall. On July 15, 2013, we entered into an employment agreement with Ms. Hall. Pursuant to the agreement, in the event Ms. Hall’s employment is terminated by the Company other than for Cause or disability or is terminated by Ms. Hall for Good Reason, she will be entitled to receive severance equal to her annual base salary, payable in approximately equal installments over a 12-month period (provided that she has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and her outstanding and unvested stock options and restricted stock units will become fully vested as of the date of termination.

As defined in the agreement, “Cause” means (i) failure to perform substantially her duties with the Company or any affiliate, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contendere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback. “Good Reason” means, without the executive’s consent, our relocation of her principal office more than 50 miles from her current office location in Kennett Square, PA.

Employment Agreement with Mr. Gale. On February 3, 2014, we entered into an employment agreement with Mr. Gale. Pursuant to the agreement, in the event Mr. Gale’s employment is terminated by the Company other than for Cause or disability or by Mr. Gale for Good Reason, he will be entitled to receive severance equal to his annual base salary, payable in approximately equal installments over a 12-month period (provided that he has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and his outstanding and unvested stock options and restricted stock units will become fully vested as of the date of termination.

As defined in the agreement, “Cause” means (i) failure to perform substantially his duties with the Company or any affiliate, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contendere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback. “Good Reason” means without the executive’s consent, our relocation of his principal office more than 50 miles from his current office located in Lake Mary, FL.

Employment Agreement with Mr. Abram. On March 7, 2014, we entered into an employment agreement with Mr. Abram. Pursuant to the agreement, in the event Mr. Abram’s employment is terminated by the Company other than for Cause or disability or by Mr. Abram for Good Reason, he will be entitled to receive severance equal to his annual base salary, payable in approximately equal installments over a 12-month period (provided that he has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and his outstanding and unvested stock options and restricted stock units will become fully vested as of the date of termination.

As defined in the agreement, “Cause” means (i) failure to perform substantially his duties with the Company or any affiliate, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contendere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliates, or (vii) accepting a bribe or kickback. “Good Reason” means (i) a material breach by the Company of the Company’s obligations to Mr. Abram under the agreement, (ii) an ongoing material and substantial diminution in duties not consistent with that of an executive with his position or duties, or (iii) without the executive’s consent, our relocation of his principal office more than 50 miles from his current office located in Lake Mary, FL.

Separation Agreement with Mr. Abram. On March 20, 2015, we entered into a separation and release letter agreement with Mr. Abram. Pursuant to the agreement, subject to the expiration of a seven-day revocation period, Mr. Abram will receive as severance an aggregate amount of $122,744 under our 2014 short-term incentive program and a lump sum amount of $140,898.32 as consideration for all of his outstanding equity awards under our 2009 Equity Plan and 2014 Equity Plan. In addition, we will reimburse the monthly COBRA payments made by Mr. Abram for a period not to exceed six months.

Change in Control Severance Policy. As of December 31, 2014, Messrs. Abram, Arezone, Gale and Ms. Hall were covered by the Change-in-Control Severance Policy adopted by the Company on November 7, 2008 and amended and restated on April 9, 2015. Pursuant to the terms of this policy, if, within 12 months following the occurrence of a change in control (as defined in the Policy), the executive’s employment with the Company is terminated without Cause or the executive resigns for Good Reason, the executive is entitled to receive:

•

a lump sum cash payment equal to the sum of (i) his or her highest annual rate of base salary during the 12 month period immediately prior to his date of termination, plus (ii) the average of the annual cash bonus earned by him or her during our last three completed fiscal years;

•

if the executive has not received an annual cash bonus for the fiscal year in which his or her employment is terminated, a cash payment equal to a prorated portion of the average annual cash bonus earned by him or her during our last three completed fiscal years; and

•	continuation of group medical and life insurance coverage for the executive (and his or her eligible dependents) for 12 months following the date of termination.

As defined in the Policy, “Cause” means (i) the failure to perform substantially a participant’s duties with the Company or any subsidiary (excluding any such failure resulting from the participant’s disability), (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any subsidiary, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any subsidiary, (iv) obstruction or impediment of, or failure to materially cooperate with, an “investigation” (as defined in the Policy), (v) conviction of, or plea of nolo contendere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) being found liable in any SEC or other civil or criminal securities law action, (vii) commission of an act of fraud or embezzlement against the Company or any subsidiary, or (viii) accepting a bribe or kickback. “Good Reason” means, without the executive’s express written consent (i) an ongoing material diminution in the participant’s duties or responsibilities that is inconsistent in any material and adverse respect with the participant’s position, duties, or responsibilities with the Company immediately prior to the change in control, excluding a change in duties or responsibilities as a result of the Company no longer being a publicly traded entity; (ii) a reduction in the participant’s annual base salary as in effect immediately prior to such change in control; (iii) a material reduction in the participant’s cash bonus opportunities in the aggregate under our applicable incentive plan, as in effect from immediately prior to such change in control; (iv) relocation of more than fifty (50) miles from the office where the participant is located at the time of the change in control; (v) a material reduction in the benefits (including retirement, Company-paid insurance, sick leave, expense reimbursement and vacation time) in which the participant participated immediately prior to such change in control; or (vi) the failure of an acquiring company to assume the obligations under the Policy.

Payments in Connection with a Termination of Employment. The table below presents estimates of the amounts of compensation that would have been payable to the named executive officers (other than Messrs. Drews and Bair) upon their termination of employment without Cause or resignation for Good Reason, or upon their death or disability, as of December 31, 2014. The amounts in the table exclude distributions under our 401(k) retirement plan that are generally available to all salaried employees.

	Termination of Employment without Cause or for Good Reason (in connection with a Change in Control)($)		Termination of Employment without Cause or for Good Reason (not in connection with a Change in Control)($)		Death($)		Disability($)
Mr. Freeland
Cash Payment(s)	1,960,722	(1)	568,130	(2)	750,000	(5)	142,000	(6)
Equity Acceleration(3)	194,286		194,286		—		—
Health Benefits(4)	25,302		25,302		—		—
Total	2,180,310		787,718		750,000		142,000
Ms. Hall
Cash Payment(s)	410,143	(7)	334,760	(2)	750,000	(5)	142,000	(6)
Equity Acceleration(8)	465,741		465,741		25,511		25,511
Health Benefits(4)	9,486		—		—		—
Total	885,370		800,501		775,511		167,511
Mr. Arezone
Cash Payment(s)	150,000	(7)	—		450,000	(5)	97,000	(6)
Equity Acceleration(8)	55,051		—		24,320		24,320
Health Benefits(4)	7,667		—		—		—
Total	212,718		—		474,320		121,320
Mr. Gale
Cash Payment(s)	389,880	(7)	285,000	(2)	750,000	(5)	137,500	(6)
Equity Acceleration(8)	177,849		177,849		—		—
Health Benefits(4)	21,035		—		—		—
Total	588,764		462,849		750,000		137,500
Mr. Abram (9)
Cash Payment(s)	396,640	(7)	335,000	(2)	750,000	(5)	142,000	(6)
Equity Acceleration(8)	175,760		175,760		—		—
Health Benefits(4)	18,422		—		—		—
Total	590,822		510,760		750,000		142,000

(1)	Reflects an amount equal to (i) Mr. Freeland’s base salary plus the average of the annual cash bonus earned by Mr. Freeland during our last three completed fiscal years, payable in installments over 12 months, plus (ii) a lump sum payment equal to 2.99 times Mr. Freeland’s base salary.

(2)	Reflects, for Mr. Freeland, an amount equal to his base salary plus the average of the annual cash bonus earned by him during our last three completed fiscal years, payable in installments over 12 months. Reflects for Messrs. Abram and Gale, and Ms. Hall, an amount equal to the executive’s base salary, payable in installments over 12 months.

(3)	All equity awards granted to Mr. Freeland become fully vested and exercisable in the event of his termination of employment or upon the occurrence of a change in control. Amounts reflect the value of unvested stock options based on the closing price of our common stock on December 31, 2014, the last trading day of fiscal year 2014 ($62.68).

(4)	Reflects the value of continued coverage to the executive under our employee welfare benefit plans for 12 months based on 2014 rates for the applicable time period.

(5)	Reflects a payment equal to three times the executive’s annual base salary with a maximum of $750,000, pursuant to the terms of the Vice President and Above Life Insurance Plan.

(6)	Reflects a payment equal to one year of benefits, pursuant to the terms of the Executive Long-Term and Short-Term Disability Plan.

(7)	Reflects an amount equal to (i) the executive’s base salary plus the average of the annual cash bonus earned by the executive during our last three completed fiscal years, payable in a lump sum, plus (ii) if the executive has not received an annual cash bonus for the fiscal year in which the termination occurs, the average of the annual cash bonus earned by the executive during our last three completed fiscal years.

(8)	All equity awards granted to Messrs. Abram, Arezone, Gale and Ms. Hall become fully vested and exercisable in the event of a change in control pursuant to their equity award agreements. In addition, their outstanding and unvested stock options and restricted stock units will become fully vested as of the date of termination without Cause or for Good Reason. Unvested restricted stock units will become fully vested as of the date of termination due to death or disability. Amounts reflect the value of unvested stock options and restricted stock units that will vest, based on the closing price of our common stock on December 31, 2014, the last trading day of fiscal year 2014 ($62.68).

(9)	Mr. Abram separated from the Company effective March 20, 2015. For a description of the amount paid to Mr. Abram upon his separation, see “Separation Agreement with Mr. Abram” above.

For a discussion of the amounts paid to Messrs. Bair and Drews in connection with their separation from the Company, see footnote 5 to the Summary Compensation Table on page 45 of this Proxy Statement.

Payments in Connection with a Change in Control. The table below presents estimates of the amounts of compensation payable to the named executive officers (other than Messrs. Drews and Bair) upon the occurrence of a change in control as of December 31, 2014, regardless of whether they incurred a subsequent termination of employment.

Mr. Freeland
Cash(1)(2)	1,392,593
Equity Acceleration(3)	194,286
Total	$1,586,879
Ms. Hall
Cash	—
Equity Acceleration(3)	465,741
Total	$465,741
Mr. Arezone
Cash	—
Equity Acceleration(3)	55,051
Total	$55,051
Mr. Gale
Cash	—
Equity Acceleration(3)	177,849
Total	$177,849
Mr. Abram(4)
Cash	—
Equity Acceleration(3)	175,760
Total	$175,760

(1)	Reflects a cash payment equal to 2.99 times his base salary, payable in a lump sum.

(2)	Under the terms of his employment agreement, this lump sum is paid on the earlier to occur of (i) Mr. Freeland’s separation from service by the Company or by Mr. Freeland for good reason, or (ii) the one-year anniversary of the change in control.

(3)	All equity awards become fully vested and exercisable in the event of a change in control. Amounts reflect the value of unvested stock options and restricted stock units based on the closing price of our common stock on December 31, 2014, the last trading day of fiscal year 2014 ($62.68).

(4)	Mr. Abram separated from the Company effective March 20, 2015. He is no longer entitled to these benefits.

Risk Assessment of Overall Compensation Program

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. Management compiled an inventory of all incentive compensation arrangements applicable to our employees at all levels, which plans and arrangements were reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate business risks. In conducting this assessment, the Compensation Committee considered, among other things, the performance objectives used in connection with these incentive awards and the features of our compensation program that are designed to mitigate compensation-related risk. The Compensation Committee concluded that any risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 regarding equity compensation plans under which our common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	899,510	(2)	44.40	(3)	1,822,915	(4)
Equity compensation plans not approved by security holders(5)	—		—		—

Total	899,510		44.40		1,822,915

(1)	Consists of the 1997 Employee Stock Option Plan, the 2004 Equity Plan, the 2009 Equity Plan and the 2014 Equity Plan.

(2)	We had 898,429 options outstanding as of December 31, 2014, all of which are included in column (a). We also had 1,081 restricted stock units outstanding as of December 31, 2014, which are included in column (a), and 12,874 shares of restricted stock, which are not included in column (a).

(3)	Calculation of weighted average exercise price of outstanding awards includes stock options but does not include restricted stock units that convert to shares of common stock for no consideration. Weighted average remaining life of stock options is 4.3 years.

(4)	Of such shares, all are available for issuance pursuant to grants of full-value awards. In addition to this amount, the number of shares available for issuance under the 2014 Equity Plan includes any shares underlying awards outstanding under the 2009 Equity Plan and 2004 Equity Plan as of the effective date of the 2014 Equity Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.

(5)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of March 27, 2015 (except as noted in the footnotes below) by each of our directors and named executive officers, all of our current directors and executive officers as a group, and each person known to us to own beneficially more than 5% of our common stock. The percentage of beneficial ownership is based on 17,377,179 shares of common stock outstanding as of March 27, 2015.

To our knowledge, except as noted in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted in the footnotes below, the address of each beneficial owner is in care of FARO Technologies, Inc., 250 Technology Park, Lake Mary, Florida 32746.

Name of Beneficial Owner	Number of Shares	Percent
Jay W. Freeland(1)	170,784	*
Simon Raab, Ph.D.(2)	171,144	*
John Donofrio(3)	17,891	*
Stephen R. Cole(4)	17,410	*
Marvin R. Sambur, Ph.D.(5)	17,205	*
John E. Caldwell(6)	12,243	*
Kathleen J. Hall(7)	10,032	*
Jody Gale(8)	5,532	*
Lynn Brubaker(9)	5,524	*
Joseph Arezone(10)	4,342	*
Peter Abram(11)	950	*
Ralf Drews(12)	6,117	*
Keith Bair(13)	1,313	*
All current directors and executive officers as a group (10 persons)(14)	432,107	2.5%
PRIMECAP Management Company(15)	1,697,500	9.8%
BlackRock, Inc.(16)	1,492,743	8.6%
The Vanguard Group, Inc.(17)	1,117,261	6.8%
Lord, Abbett & Co. LLC(18)	1,150,144	6.7%
T. Rowe Price Associates, Inc.(19)	1,125,210	6.5%

*	Represents less than one percent of our outstanding common stock.

(1)	Includes options to purchase (i) 60,000 shares at $13.04 per share, (ii) 38,739 shares at $24.30 per share, (iii) 38,680 shares at $35.90 per share, (iv) 19,355 shares at $57.01 per share, (v) 6,499 shares at $44.28 per share and (vi) 2,471 shares at $57.54 per share that are exercisable currently. Does not include options to purchase (i) 3,250 shares at $44.28 per share, (ii) 4,942 shares at $57.54 per share, or (iii) 41,846 shares at $59.97 per share that are not exercisable within 60 days of March 27, 2015.

(2)	Includes 44,315 shares held by Xenon Research, Inc., over which Dr. Raab and his spouse have investment control, and 110,000 shares held by a revocable trust of which Dr. Raab is settlor and trustee. Also includes 3,057 shares of restricted stock.

(3)	Includes 1,881 shares of restricted stock.

(4)	Includes 2,293 shares of restricted stock. Includes 490 shares held by Shanklin Investments in trust for Mr. Cole, who holds such shares in trust from Snow Powder Ridge Limited, a company owned by Mr. Cole, his wife and his children.

(5)	Includes 1,881 shares of restricted stock.

(6)	Includes 1,881 shares of restricted stock.

(7)	Includes options to purchase (i) 8,750 shares at $38.57 per share and (ii) 1,184 shares at $57.54 per share that are currently exercisable. Does not include options to purchase (i) 17,502 shares at $38.57 per share, (ii) 2,368 shares at $57.54 per share, or (iii) 15,038 shares at $59.97 per share that are not exercisable within 60 days of March 27, 2015. Does not include 1,737 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that will not vest within 60 days of March 27, 2015.

(8)	Includes options to purchase 4,532 shares at $49.60 per share that are currently exercisable. Does not include options to purchase (i) 9,065 shares at $49.60 per share and 12,803 shares at $59.97 per share that are not exercisable within 60 days of March 27, 2015. Does not include 1,247 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that will not vest within 60 days of March 27, 2015.

(9)	Includes 1,881 shares of restricted stock.

(10)	Includes options to purchase (i) 3,122 shares at $57.01 per share, (ii) 505 shares at $44.28 per share and (iii) 405 shares at $57.54 per share that are currently exercisable. Does not include options to purchase (i) 505 shares at $44.28 per share, (ii) 810 shares at $57.54 per share, or (iii) 19,836 shares at $60.76 per share that are not exercisable within 60 days of March 27, 2015. Does not include 149 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that will not vest within 60 days of March 27, 2015.

(11)	Mr. Abram separated from the Company effective March 20, 2015.

(12)	Mr. Drews separated from the Company effective November 4, 2014. The number of shares reported is based on the Form 4 filed with the SEC on March 5, 2014.

(13)	Mr. Bair separated from the Company effective April 4, 2014. The number of shares reported is based on the Form 4 filed with the SEC on March 12, 2014.

(14)	Includes options to purchase 184,242 shares that are exercisable currently or within 60 days of March 27, 2015. Also includes 12,874 shares of restricted stock.

(15)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 13, 2015 by PRIMECAP Management Company, an investment advisor. The address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101. According to the Schedule 13G/A, PRIMECAP Management Company has sole voting power with respect to 1,390,222 shares and sole dispositive power with respect to 1,697,500 shares.

(16)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on January 22, 2015 by BlackRock, Inc., a parent holding company or control person. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 1,451,933 shares and sole dispositive power with respect to 1,492,743 shares. BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC, and reported that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

(17)

The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group, Inc., an investment advisor. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G/A, The Vanguard Group, Inc. has sole voting power with respect to 23,759 shares, sole dispositive power with respect to 1,155,202 shares, and shared dispositive power with respect to 22,059 shares. The Schedule 13G/A reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 22,059 shares as a result of its serving as investment manager of collective trust accounts. The Schedule

13G/A also reports that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,700 shares as a result of its serving as investment manager of Australian investment offerings.

(18)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 13, 2015 by Lord, Abbett & Co. LLC, an investment advisor. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302. The Schedule 13G/A reports that Lord, Abbett & Co. LLC has sole voting power with respect to 1,128,155 shares and sole dispositive power with respect to 1,150,144 shares.

(19)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 13, 2015 by T. Rowe Price Associates, Inc., an investment advisor. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. According to the Schedule 13G/A, T. Rowe Price Associates, Inc. has sole voting power with respect to 175,300 shares and sole dispositive power with respect to 1,125,210 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a Statement of Policy and Procedures with respect to Related Person Transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which the Company, including any of its subsidiaries, were, are or will be a participant, in which the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	Any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	Any shareholder beneficially owning in excess of 5% of our outstanding common stock;

•	Any immediate family member of any of the foregoing persons; or

•	Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest.

Our Board of Directors has charged the Audit Committee with reviewing and approving related person transactions. Prior to the approval of, entry into, or amendment to a related person transaction, our Audit Committee reviews the proposed transaction and considers all relevant facts and circumstances, including:

•	The benefits to the Company from the proposed transaction;

•	The impact of the proposed transaction on the independence of the members of the Board of Directors, if applicable;

•	The availability of unrelated parties to perform similar work for a similar price in a similar timeframe;

•	The terms of the proposed transaction; and

•	The terms available to unrelated third parties or employees generally.

The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders. The Audit Committee may approve a proposed related person transaction if it finds that it has been fully apprised of all significant conflicts that may exist or otherwise may arise on account of the transaction, and it nonetheless believes that we are warranted in entering into the related person transaction, and the Audit Committee has developed an appropriate plan to manage the potential conflicts of interest.

Other than a transaction involving compensation, including the grant of equity awards, that is approved by our Board of Directors or Compensation Committee, we will only consummate or continue a related person transaction if it has been approved or ratified by our Audit Committee in accordance with the guidelines set forth in the policy.

There were no transactions in 2014, and none are currently proposed, in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of their security ownership and changes in such ownership with the SEC. Officers, directors and ten percent beneficial owners also are required by rules promulgated by the

SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the 16(a) forms furnished to us in 2014 and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all of our directors, executive officers and persons who beneficially own more than ten percent of our common stock complied with the Section 16(a) filing requirements during the year ended December 31, 2014, except for the following forms, which were filed late: a Form 4 reporting the grants of stock options and/or restricted stock units to each of Messrs. Freeland, Arezone, Bair and Drews and Ms. Hall on February 28, 2014.

DEADLINE FOR RECEIPT OF 2016 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINEES

If a shareholder wants to have a proposal formally considered at the 2016 Annual Meeting of Shareholders and included in our proxy statement for that meeting pursuant to SEC Rule 14a-8, we must receive the proposal in writing on or before December 12, 2016 and the proposal must comply with SEC rules; provided, however, that if the date of our 2016 Annual Meeting of Shareholders is more than 30 days before or after May 20, 2016 (the anniversary date of the 2015 Annual Meeting of Shareholders), the deadline will be a reasonable time before we begin to print and send our proxy materials to shareholders.

In addition, if a shareholder wants to make a proposal for consideration at the 2016 Annual Meeting of Shareholders other than pursuant to SEC Rule 14a-8, the shareholder must comply with the advance notice provisions and other requirements set forth in our bylaws. Under our bylaws, we must receive the proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after such anniversary date, notice by the shareholder must be received not more than 120 days prior to such annual meeting and not less than the later of 90 days prior to such annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For the 2016 Annual Meeting of Shareholders, we must receive the proposal, which must conform to the notice requirements set forth in our bylaws, between January 21, 2016 and February 20, 2016.

If a shareholder wants to nominate a person for election to the Board of Directors, the shareholder must comply with the advance notice provisions and other requirements set forth in our bylaws, as described under the heading “Board Meetings and Committees—Governance and Nominating Committee,” beginning on page 17 of this Proxy Statement. For the 2016 Annual Meeting of Shareholders, we must receive the nomination, which must conform to the notice requirements set forth in our bylaws, between January 21, 2016 and February 20, 2016.

If we do not receive a shareholder proposal or director nomination by the appropriate deadline and in compliance with applicable requirements, then such proposal may not be brought before the 2016 Annual Meeting of Shareholders.

2014 ANNUAL REPORT

On February 25, 2015, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2014. Copies of our 2014 Annual Report on Form 10-K may be obtained without charge by writing to: FARO Technologies, Inc., Attention: Investor Relations, 250 Technology Park, Lake Mary, Florida 32746; by accessing our website at www.faro.com and first clicking “Investor Relations” and then “SEC Filings;” or by accessing the SEC’s EDGAR database at www.sec.gov.

By Order of the Board of Directors

April 10, 2015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

For Withhold For All To withhold authority to vote for any

All All Except individual nominee(s), mark “For All

Except” and write the number(s) of the

The Board of Directors recommends you vote nominee(s) on the line below.

FOR the following: 0 0 0

1. Election of Directors

Nominees

01 Lynn Brubaker 02 Simon Raab

The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain

2. The ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2015 0 0 0

3. Non-binding resolution to approve the compensation of the Company’s named executive officers 0 0 0

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

51160 For address change/comments, mark here. 0

(see reverse for instructions) Yes No . 0 . 0 . Please indicate if you plan to attend this meeting 0 0

R1

1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or

0000240631 partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date FARO TECHNOLOGIES, INC ATTN: JODY GALE 250 TECHNOLOGY PARK LAKE MARY, FL 32748

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K Wrap is/are available at www.proxyvote.com .

FARO TECHNOLOGIES, INC. Annual Meeting of Shareholders May 20, 2015 9:00 AM, EDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Jay Freeland, President and CEO, and Jody S. Gale, Senior Vice President, General Counsel & Secretary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of FARO TECHNOLOGIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on May 20, 2015, at FARO Technologies, Inc., 250 Technology Park, Lake Mary, FL 32746, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” each of the director nominees listed in Proposal 1 and “FOR” Proposals 2 and 3.

R1.0.0.51160 Address change/comments:

2 _

0000240631 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side